As filed with the Securities and Exchange Commission on August 12, 2005


                                                     Registration No. 333-122820
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                 --------------


                                 Amendment No. 5
                                       To
                                    FORM SB-2


                                 --------------

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                       AMERICAN CARESOURCE HOLDINGS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

            Delaware                            8090                          20-0428568
            --------                            ----                          ----------
(State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)      Classification Code Number)        Identification Number)

                     8080 Tri-Star Drive Irving, Texas 75063
                                 (972) 871-7912

                              Wayne A. Schellhammer
                      President and Chief Executive Officer
                       American Caresource Holdings, Inc.
                     8080 Tri-Star Drive Irving, Texas 75063
                                 (972) 871-7912
         (Address and Telephone Number of Principal Executive Offices)

                          Copies of Communications to:
                             Jeffrey A. Baumel, Esq.
                             McCarter & English, LLP
                               Four Gateway Center
                               100 Mulberry Street
                            Newark, New Jersey 07102
                                 (973) 622-4444
           (Name, Address and Telephone Number of Agent for Service)

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this
                             Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEES

--------------------------------------------------------------------------------------------------------------------
 Title of Each Class of                             Proposed Maximum       Proposed Maximum
    Securities to be          Amount to be         Offering Price Per     Aggregate Offering          Amount of
       Registered              Registered               Unit (1)               Price (1)        Registration Fee (2)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share                10,000,000                 0.41                $4,100,000                $483
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share                 1,000,000                 0.41                   410,000                  48
--------------------------------------------------------------------------------------------------------------------
Total                          11,000,000                 0.41                $4,510,000                $531
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
(2)   $483 of the registration fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, dated August 12, 2005


PRELIMINARY PROSPECTUS

                       AMERICAN CARESOURCE HOLDINGS, INC.

                        11,000,000 Shares of Common Stock


      This prospectus relates to the distribution by dividend to all of the stockholders of Patient Infosystems, Inc. ("Patient Infosystems") of approximately 10,000,000 shares of common stock of American Caresource Holdings, Inc. ("ACS"). Patient Infosystems will not receive any proceeds from the distribution of the shares to its stockholders. 1,000,000 shares will be retained by Patient Infosystems. This prospectus also relates to the resale from time to time of these shares by Patient Infosystems. All costs associated with the distribution and this prospectus will be borne by ACS.


      ACS is currently a wholly-owned subsidiary of Patient Infosystems. After the distribution, ACS will be an independent public company.

      The distribution ratio of shares of ACS common stock to Patient Infosystems common stock is one share of ACS common stock for every two shares of Patient Infosystems common stock held by stockholders of Patient Infosystems
common stock as of   , 2005 (the record date) (which ratio may change prior to
the record date depending upon the number of shares of common stock of Patient Infosystems that are outstanding on the record date). Holders of fewer than two shares of Patient Infosystems common stock will receive one share of ACS common stock. Holders of Patient Infosystems Series C preferred stock or Series D preferred stock will receive one share of ACS common stock for every two shares of Patient Infosystems common stock that are issuable upon the conversion of the preferred stock they hold.

      If the selling shareholder chooses to sell its shares prior to the date that the shares are quoted on the OTC Bulletin Board, then it will sell its shares at a fixed price of $0.41 and thereafter following the time that the shares are quoted on the OTC Bulletin Board, from time to time, at prevailing market prices or privately negotiated prices.

      Patient Infosystems is an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection herewith.

      You may be required to pay income tax on the value of the shares of ACS common stock received by you in connection with this distribution. Please refer to "Federal Income Tax Consequences of the Distribution" beginning on page 32.

      Currently, no public market exists for ACS common stock.


These securities are speculative and involve a high degree of risk. Please refer to "Risk Factors" beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     The date of this prospectus is , 2005.

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by either ACS or Patient Infosystems. You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

                                TABLE OF CONTENTS

SUMMARY........................................................................2
SUMMARY OF THE DISTRIBUTION....................................................3
SUMMARY FINANCIAL INFORMATION..................................................5
RISK FACTORS...................................................................6
SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..................12
USE OF PROCEEDS...............................................................13
DIVIDEND POLICY...............................................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS....................13
DESCRIPTION OF BUSINESS.......................................................20
MANAGEMENT....................................................................23
EXECUTIVE COMPENSATION........................................................25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
  SELLING SHAREHOLDERS........................................................28
THE DISTRIBUTION..............................................................30
FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION...........................32
REASONS FOR FURNISHING THIS DOCUMENT..........................................33
RELATIONSHIP BETWEEN PATIENT INFOSYSTEMS AND ACS FOLLOWING THE DISTRIBUTION...33
DESCRIPTION OF CAPITAL STOCK..................................................34
LEGAL MATTERS.................................................................35
EXPERTS.......................................................................36
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................36
INDEX TO FINANCIAL STATEMENTS................................................F-1

                                     SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise specified or the context otherwise requires, references in this prospectus to "ACS," "we," "our" and "us" refer to American Caresource Holdings, Inc. and "Patient Infosystems" refers to Patient Infosystems, Inc. Except as otherwise indicated, all share and per share information gives effect to a 110,000 for one stock split to be effected prior to the effective date of this registration statement.

Our Company

      We are an ancillary benefits management company. Through our comprehensive network development, customer service support and claims management services, we assist health benefits plan sponsors such as preferred provider organizations, third party administrators, workers compensation benefits administrators, insurance companies, and employers expand the range of provider choices available to their patients while reducing overall ancillary benefits costs. Ancillary healthcare services include a broad array of services that supplement or support the care provided by hospitals and physicians, including the non-hospital, non-physician services associated with surgery centers, free-standing diagnostic imaging centers, home health and infusion, durable medical equipment, orthotics and prosthetics, laboratory and many other services.

      ACS has never earned profits and during 2004 our operations had been supported substantially by the provision of working capital by Patient Infosystems. Following the distribution, ACS will need continued funding which will no longer be available from Patient Infosystems, in order to maintain its operations and will incur debt to obtain the working capital we believe is necessary for 2005. After ACS becomes independent of Patient Infosystems there can be no assurance that ACS will be able to obtain any additional sources of funds, or that such funds will be available on terms favorable to ACS.

      We were incorporated in December 2003 under the laws of Delaware as a wholly owned subsidiary of Patient Infosystems in order to facilitate its acquisition of substantially all of the assets of American CareSource Corporation. Our principal executive offices are located at 8080 Tri-Star Drive, Irving, Texas 75063 and our telephone number is (972) 871-7912. Our Internet address is www.americancaresource.com. The information on our web site is not incorporated by reference into, and does not constitute part of, this prospectus.

Why Patient Infosystems Sent This Document to You

      Patient Infosystems sent you this document because you were an owner of Patient Infosystems common or preferred stock on , 2005 the record date for the distribution by Patient Infosystems of shares of ACS. This entitles you to receive a pro rata distribution of one share of ACS common stock for every two shares of Patient Infosystems common stock or common stock equivalent you owned on that date. No action is required on your part to participate in the distribution and you do not have to pay cash or other consideration to receive your shares of ACS common stock.

      This document describes ACS' business, the relationship between Patient Infosystems and ACS, and how this transaction may benefit Patient Infosystems and its stockholders. In addition, this document provides information to assist you in evaluating the benefits and risks of holding or disposing of the ACS shares that you will receive in the distribution.

                           SUMMARY OF THE DISTRIBUTION

Distributing Company             Patient Infosystems, Inc, a Delaware
                                 corporation.

Distributed Company              American Caresource Holdings, Inc., a Delaware
                                 corporation and wholly-owned subsidiary of
                                 Patient Infosystems.

ACS Shares to be                 Patient Infosystems will distribute to Patient
Distributed                      Infosystems stockholders an aggregate of
                                 approximately 10,000,000 shares of common stock of ACS. Based on approximately
                                 20,000,000 Patient Infosystems shares
                                 outstanding on the record date (giving effect to the conversion of all shares of preferred stock of Patient Infosystems prior to the record date but without giving effect to the exercise of options and warrants to purchase
                                 3,333,195 shares of Patient Infosystems common stock), one share of ACS common stock will be distributed for approximately every two shares of Patient Infosystems common stock outstanding on the record date (which ratio may change prior to the record date depending upon the number of shares of common stock of Patient Infosystems that are outstanding on the record date). If you own fewer than two
                                 Patient Infosystems shares on the record date, then you will receive one share of ACS common stock. Holders of Patient Infosystems Series C or Series D preferred stock will receive one share of ACS common stock for every two shares of Patient Infosystems common stock that are issuable upon the conversion of the preferred stock they hold. Holders of stock options under the Patient Infosystems, Inc. Amended and Restated Stock Option Plan and holders of other warrants will not be entitled to receive any ACS shares in the distribution. Patient
                                 Infosystems shall retain ownership of
                                 approximately 1,000,000 shares of ACS common stock. Immediately following the distribution,
                                 ACS will be an independent public company.

Record Date                      If you own Patient Infosystems shares at the
                                 close of business on , 2005, then you will receive ACS shares in the distribution.

Distribution Date                We currently anticipate that the distribution
                                 will occur near the effective date of this registration statement. If you are a record holder of Patient Infosystems common stock or you hold Series C or Series D preferred shares, instead of physical stock certificates, you will receive a statement of your book entry account for the ACS shares distributed to you from ACS' transfer agent shortly after the effective date of this registration statement.

                                 If you are not a record holder of Patient
                                 Infosystems common stock because such shares are held on your behalf by a broker or other nominee, your ACS shares will be credited to your account with your broker or other nominee after the effective date of this registration statement. Following the distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement.

Distribution Agent, Transfer     Continental Stock Transfer & Trust Company.
Agent and Registrar              Their address is 17 Battery Place, New York,
for the ACS Shares               New York, 10004-1123. Their telephone number is
                                 (212) 509-4000.

Fractional Shares of Our         Patient Infosystems will not distribute any
Common Stock                     fractional shares of ACS common stock. In lieu
                                 of distributing a fraction of a share of ACS common stock to any Patient Infosystems stockholder, fractional shares will be rounded up to the next higher whole number of shares.

Trading Market                   We will seek to have the ACS common stock
                                 traded on the OTC Bulletin Board under the proposed symbol . We will seek a market maker for quotation on the OTC Bulletin Board prior to the distribution. No public trading market for ACS common stock currently exists.
                                 However, a trading market for the entitlement to receive shares of ACS common stock in the distribution, referred to as a when-issued market, may develop on or after the record date for the distribution.

Risk Factors                     The distribution and ownership of ACS common
                                 stock involves various risks. You should read carefully the factors discussed under Risk
                                 Factors beginning on page 6.

Federal Income Tax               This distribution may be taxable to you as a
Consequences                     dividend to the extent of Patient Infosystems,
                                 Inc. (the "Parent") 2005 tax earnings and profits. If the Parent does not have 2005 tax earnings and profits, the distribution may be taxable to you as a capital gain, depending upon the extent of your basis in the Parent's stock. You are advised to consult your own tax advisor as to the specific tax consequences of the distribution.

Relationship between Patient     After the distribution, we anticipate that two
Infosystems and ACS after        of ACS' directors will also be directors of
the Distribution                 Patient Infosystems. After the distribution,
                                 arrangements between Patient Infosystems and
                                 ACS will not be deemed to be on an
                                 "arms-length" basis because of the
                                 relationships between the boards of directors and executive officers of ACS and Patient
                                 Infosystems, but we will seek to establish terms and conditions at least as favorable as those that could be obtained from an independent third party.

Management and Board of          After the distribution, ACS is expected to have
Directors of ACS                 an initial board consisting of four persons.
                                 Two expect to remain on Patient Infosystems' board following the distribution date. No current executive officers of Patient
                                 Infosystems will serve as executive officers of ACS after the distribution.

Conflicts of Interest            Patient Infosystems and ACS have two common
                                 directors and Patient Infosystems will own more than 5% of the outstanding equity of ACS. This relationship could create, or appear to create, potential conflicts of interest when ACS' directors and management are faced with decisions that have different implications for ACS and Patient Infosystems, such as potential business acquisitions to be made by ACS or disputes arising out of agreement between the two companies. ACS does not have any formal procedure in place for resolving such conflicts of interest which may arise in the future.

Stockholder Inquiries            Any persons having inquiries relating to the
                                 distribution should contact Wayne A.
                                 Schellhammer, President and CEO of American
                                 Caresource Holdings, Inc. at 8080 Tri-Star
                                 Drive, Suite 100, Irving, Texas, 75063,
                                 telephone number (972) 871-7912.

                          SUMMARY FINANCIAL INFORMATION

      The summary financial data as of and for the years ending December 31, 2004 and 2003 is derived from the audited historical financial statements of American Caresource Holdings, Inc. This summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus.

      On December 31, 2003, substantially all of the assets and liabilities of American CareSource Corporation were acquired by ACS (the "Acquisition"). American CareSource Corporation ceased operations and ACS began those operations at the close of business on December 31, 2003.


      Presented below are the unaudited ACS operating results for the three and six month periods ended June 30, 2005 compared to the same periods ended June 30, 2004; and the audited operating results for the year ended December 31, 2004, compared to the actual results of American CareSource Corporation, the predecessor company, for the year ended December 31, 2003. Balance sheet information as of December 31, 2004 and as of June 30, 2005 is shown as indicated below.


      Net loss per share is shown on an actual basis, before the increase in shares and subsequent distribution to shareholders.


      Statement of operations data for the three and six month periods ending June 30, 2005 and 2004:

                                                       Three months ended              Six months ended
                                                            June 30,                        June 30
                                                  ---------------------------     ---------------------------
                                                      2005            2004            2005            2004
                                                  -----------     -----------     -----------     -----------
REVENUES                                          $ 1,038,817     $ 1,393,196     $ 2,348,001     $ 3,069,706
COSTS AND EXPENSES
  Cost of sales                                     1,090,913       1,341,849       2,352,552       3,022,887
  Operating expenses                                  566,724         474,063       1,098,316       1,288,296
  Total costs and expenses                          1,657,637       1,815,912       3,450,868       4,311,183

OPERATING LOSS                                    $  (618,820)    $  (422,716)    $(1,102,867)    $(1,241,477
OTHER EXPENSE                                         (59,933)         (5,898)        (94,382)         (8,399)
NET LOSS                                          $  (678,753)    $  (428,614)    $(1,197,249)    $(1,249,876)

NET LOSS PER SHARE - BASIC AND DILUTED
  Actual                                          $      (.06)    $      (.04)    $      (.11)    $      (.11)
WEIGHTED AVERAGE COMMON  SHARES
  Actual                                           11,000,000      11,000,000      11,000,000      11,000,000

Balance Sheet Data as of June 30, 2005

                                                                        2005
                                                                        ----
Cash and equivalents                                                $   29,660
Working capital                                                        (349,547)
Total Assets                                                          7,130,355
Long term obligations                                                 2,948,872
Total Liabilities                                                     3,817,394
Total stockholders equity                                             3,312,961

Statement of operations data for the year ending December 31, 2004 and 2003:


                                                      2004             2003
                                                      ----             ----
                                                                    predecessor

REVENUES                                         $  6,037,324      $  9,164,389
COSTS AND EXPENSES
  Cost of sales                                     5,840,589        10,196,728
  Operating expenses                                2,209,778         2,279,094
  Impairment of goodwill                              802,105                --
                                                 ------------------------------
  Total costs and expenses                          8,852,472        12,475,822

OPERATING LOSS                                     (2,815,148)       (3,311,433)
OTHER EXPENSE
  Interest expense, net                               (16,090)         (291,359)
                                                 ------------------------------
NET LOSS                                         $ (2,831,238)     $ (3,602,792)

NET LOSS PER SHARE - BASIC AND DILUTED
  Actual                                         $       (.26)     $    (126.41)
WEIGHTED AVERAGE COMMON  SHARES
  Actual                                           11,000,000            28,500


Balance Sheet Data as of December 31, 2004 and 2003

                                                       2004             2003
                                                       ----             ----

Cash and equivalents                               $    16,749      $     1,710
Working capital                                     (1,938,108)      (1,823,945)
Total Assets                                         7,098,297        8,100,443
Long term obligations                                  219,325           40,295
Total Liabilities                                    2,647,668        2,368,327
Total stockholders equity                            4,450,629        5,732,116

                                  RISK FACTORS

      You should carefully consider each of the following risk factors and all of the other information in this prospectus. The following risks relate principally to the distribution and to ACS' business. If any of the following risks actually occur, the business, financial condition or results of operations of ACS could be materially adversely affected. As a result, the market price of shares of ACS common stock could decline significantly.

Risks Relating to ACS

ACS has a history of losses, has never been profitable and will likely continue to lose money for the foreseeable future.


      ACS has incurred net losses since its inception in December 2003 amounting to $4,028,486 through June 30, 2005 and has an accumulated deficit of $4,028,486 as of that date. In addition, American CareSource Corporation, the company from which Patient Infosystems purchased ACS' assets, had not, since its inception, operated profitability.

      In addition, during the end of 2003 and early 2004, Pinnacol Assurance and two additional customers which in the aggregate accounted for over 51% of the revenues of American CareSource Corporation during the fiscal year ended December 31, 2003 terminated their relationships with ACS. The termination of these contracts resulted in a significant reduction of ACS' revenues in 2004. Although a variety of reasons may be provided for the termination of each of the customer agreements, the termination of such an extensive amount of customer business may reflect a substantial level of customer dissatisfaction with the services provided by ACS. No assurance can be given that more customers will not terminate their relationships with ACS. Significant declines in the level of use of ACS' services by one or more of its remaining customers could have a material adverse effect on ACS' business and results of operations. Additionally, an adverse change in the financial condition of any of these customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on its business.

ACS has substantial indebtedness, faces working capital shortfalls and has an urgent need for working capital and will need to identify additional sources of capital to maintain its operations.


      ACS and American CareSource Corporation have never earned profits. In addition, ACS' operations have been supported substantially by the provision of working capital by Patient Infosystems. As of June 30, 2005, ACS had a cash balance of $29,660. ACS will need continued funding in order to maintain its operations. As of August 10, 2005, ACS has borrowed $2,480,000 and has available $1,520,000 under an existing line of credit, which was increased August 9, 2005 to $4,000,000, to obtain the working capital ACS believes is necessary to sustain operations through the next 12 months. After ACS becomes independent of Patient Infosystems there can be no assurance that ACS will be able to obtain additional sources of funds, or that such funds will be available on terms favorable to ACS. In addition, ACS must incur costs associated with capital expenditures to systemize operations. There can be no assurance that's ACS will have sufficient funds for such capital expenditures.


ACS is dependent on payments from third party payors who may reduce rates of reimbursement.

      The profitability of ACS will depend on payments provided by third-party payors. Competition for patients, efforts by traditional third-party payors to contain or reduce healthcare costs and the increasing influence of managed care payors such as health maintenance organizations in recent years have resulted in reduced rates of reimbursement. If these trends continue, they could adversely affect ACS' results of operations unless ACS can implement measures to offset the loss of revenues and decreased profitability. In addition, changes in reimbursement policies of private and governmental third-party payors, including policies relating to the Medicare and Medicaid programs, could reduce the amounts reimbursed to these customers for ACS' services and consequently, the amount these customers would be willing to pay for the services.

ACS has a limited number of customers, a few of which account for a substantial portion of its business.

      ACS' five largest customers account for approximately 91.4% of its revenues during 2004 (including 9.3% from non-continuing customers which are defined as customers who terminated their agreements with ACS or elected not to renew their agreements upon expiration). Significant declines in the level of use of ACS services by one or more of these customers could have a material adverse effect on ACS' business and results of operations. Additionally, an adverse change in the financial condition of any of these customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on its business.

ACS is dependent upon discounted rates made available by ancillary service providers which may be discontinued at any time.

      ACS obtains revenue from cost savings that it is able to receive from the ancillary service providers and pass on to customers. Should the ancillary service providers not continue to provide a discount to ACS, ACS will be unable to recognize any gain from the sale of services to payors or networks. If ACS is unable to recognize these margins, it will be unable to continue its business as it is currently conducted.

Changes in state and federal regulations could restrict ACS' ability to conduct its business.

      Numerous state and federal laws and regulations affect ACS' business and operations. These laws and regulations include, but are not necessarily limited to:

      o healthcare fraud and abuse laws and regulations, which prohibit illegal referral and other payments;

      o Employee Retirement Income Security Act of 1974 and related regulations, which regulate many healthcare plans;

      o     mail pharmacy laws and regulations;

      o     privacy and confidentiality laws and regulations;

      o     consumer protection laws and regulations;

      o     legislation imposing benefit plan design restrictions;

      o various licensure laws, such as managed care and third party administrator licensure laws;

      o     drug pricing legislation; and

      o     Medicare and Medicaid reimbursement regulations.

      ACS believes it is operating its business in substantial compliance with all existing legal requirements material to the operation of its business. There are, however, significant uncertainties regarding the application of many of these legal requirements to its business, and there cannot be any assurance that a regulatory agency charged with enforcement of any of these laws or regulations will not interpret them differently or, if there is an enforcement action, that ACS' interpretation would prevail. In addition, there are numerous proposed healthcare laws and regulations at the federal and state levels, many of which could materially affect ACS' ability to conduct its business or adversely affect its results of operations.

      For example, the State of Texas requires state funded workers compensation claims to be paid directly to the provider of services. This regulation may restrict the ability of ACS to perform and expand its services related to workers compensation claims in Texas. ACS' ability to perform and expand its services related to workers compensation claims may be further limited to the extent other states enact regulations similar to that of Texas.

ACS is subject to HIPAA, the failure of which to comply with could adversely effect ACS' business.

      On August 21, 1996 Congress passed the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary has adopted safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. Although ACS intends to comply with all applicable laws and regulations regarding medical information privacy, failure to do so could have an adverse effect on ACS' business.

Competition in the pharmacy benefits management industry could reduce ACS' profit margins.

      Pharmacy benefit management companies ("PBMs") are potential competitors of ACS. These companies include well-established companies which may have greater financial, marketing and technological resources than ACS, such as Merck-Medco, Express Scripts and Caremark Rx. Competition in the marketplace has caused many PBMs to reduce the prices charged to clients for core services and share a larger portion of the formulary fees and related revenues received from drug manufacturers with clients. Increased price competition could reduce ACS' profit margins and have a material adverse effect on its results of operations.

There are limited barriers to entry into the ancillary services market which could result in greater competition.

      Although ACS is not aware of any organization or company that currently provides similar ancillary services management, there are limited barriers to entry into the ancillary services management market. Major benefit management companies and healthcare companies not presently offering ancillary services management may decide to enter the market. These companies may have greater financial, marketing and other resources than ACS. Competition from other companies may have a material adverse effect on ACS' financial condition and results of operations.

ACS' inability to react effectively to changes in the healthcare industry could adversely effect its operating results.

      In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. Proposed changes to the U.S. healthcare system may increase governmental involvement in healthcare and ancillary health services, and otherwise change the way payors, networks and providers do business. Healthcare organizations may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that ACS provides. Other legislative or market-driven changes in the healthcare system that ACS cannot anticipate could also materially adversely affect ACS' business. ACS' inability to react effectively to these and other changes in the healthcare industry could adversely affect its operating results. ACS cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on ACS or its customers. The inability of ACS to react effectively to changes in the healthcare industry may result in a material adverse effect on its business.

The continued services and leadership of ACS' senior management is critical to its ability to maintain growth and any loss of key personnel could adversely affect its business.


      The future of the business of ACS depends to a significant degree on the skills and efforts of its senior executives, in particular, Wayne Schellhammer, its Chief Executive Officer and David Boone, its Chief Financial Officer. If ACS loses the services of any of its senior executives, and especially if any of its executives joins a competitor or forms a competing company, ACS' business and financial performance could be seriously harmed. ACS has employment agreements with Mr. Schellhammer and Mr. Boone. Mr Schellhammer's and Mr. Boone's initial terms under each of their employment agreements expire October 10, 2005 and April 30, 2006, respectively. If, for any reason, we lose any of our executive officer's skills, knowledge of the industry, contacts and expertise, it could result in a setback to the ACS operating plan.


ACS will incur additional costs as an independent public company and may be unable to operate profitably as a stand-alone company.

      ACS will incur significant additional costs as a separate and independent public company after the distribution. These costs will include, among other things, the payment of a salary to ACS' Chief Executive Officer, Mr. Wayne Schellhammer, and additional legal and accounting costs incurred as a part of the distribution. Furthermore, ACS may not be able to put in place the financial, administrative and managerial structure necessary to operate as an independent public company, or the development of such structure may require a significant amount of management's time and other resources including financial resources, which could hinder ACS' ability to operate profitably.

ACS historically has not entered into any long-term contracts with any of its customers and failure to retain such customers could have a material adverse effect on ACS' business and results of operations.

      Generally, ACS does not have any long-term contracts with any of its customers. Currently, ACS only has one long-term contract with its customers that is set to extend beyond the next twelve months. In the aggregate, customer agreements that are set to expire within the next twelve months accounted for 60% of the revenues of ACS during the fiscal year ended December 31, 2004. There can be no assurance that customers will maintain their agreements with ACS or that customers will renew their contracts upon expiration, or on terms favorable to, ACS. Consequently, the failure to retain such customers could have a material adverse effect on ACS' business and results of operations.

ACS may be unsuccessful in the successful hiring and retention of skilled personnel.

      The future growth of ACS' business depends on successful hiring and retention of skilled personnel, and ACS may be unable to hire and retain the skilled personnel it needs to succeed. Qualified personnel are in great demand throughout the healthcare industry. The failure of ACS to attract and retain sufficient skilled personnel may limit the rate at which its business can grow, which will harm its financial performance.

The interruption of data processing capabilities and telecommunications will negatively impact ACS' operating results.

      The business of ACS is dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors, other computer problems or interruptions of telephone service could have a material adverse effect on its business.

Any inability to adequately protect its intellectual property could harm ACS' competitive position.

      ACS considers its methodologies, processes and know-how to be proprietary. ACS seeks to protect its proprietary information through confidentiality agreements with its employees. ACS' policy is to have employees enter into confidentiality agreements containing provisions prohibiting the disclosure of confidential information to anyone outside of ACS, requiring employees to acknowledge, and, if requested, assist in confirming ACS' ownership of new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to ACS of proprietary rights to such matters that are related to ACS' business. There can be no assurance that the steps taken by ACS to protect its intellectual property will be successful. If ACS does not adequately protect its intellectual property, competitors may be able to use its technologies and erode or negate its competitive advantage.

Risks Relating To The Distribution

After the distribution certain stockholders can exert control over ACS and may not make decisions that further the best interests of all stockholders.

      After the distribution, ACS' officers, directors and principal stockholders (greater than 5% stockholders) together will own an aggregate of 68.0% of ACS' outstanding common stock. As a result of the distribution, Patient Infosystems will own 8.4% or 1,000,000 outstanding ACS shares which may be resold, from time to time. Further, John Pappajohn and Derace Schaffer, directors of ACS and Patient Infosystems, will own an aggregate of over 44.6% of ACS' issued and outstanding shares of common stock. Together, these directors and Patient Infosystems will own 53% of ACS shares. Consequently, these stockholders, if they act individually or together, may exert a significant degree of influence over ACS' management and affairs and over matter requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of ACS and might affect the market price of ACS' common stock, even when a change of control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with ACS' interests or the interests of other stockholders, and accordingly, they could cause ACS to enter into transactions or agreements which ACS would not otherwise consider.

Members of ACS's Board of Directors and certain stockholders of ACS may have conflicts of interest after the distribution; ACS does not have any formal procedure for resolving conflicts of interest which may arise in the future.

      After the distribution, ACS and Patient Infosystems will have two common directors, John Pappajohn and Derace Schaffer. In addition, Patient Infosystems will own more than 5% of the outstanding common stock of ACS. These relationships could create, or appear to create, potential conflicts of interest when ACS' directors and management are faced with decisions that have different implications for ACS and Patient Infosystems, such as potential business acquisitions to be made by ACS or disputes arising out of agreements governing the relationship between the two companies. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of ACS following the distribution. ACS does not have any formal procedure in place for resolving such conflicts of interest which may arise in the future.

After the distribution, arrangements between ACS and Patient Infosystems will not be deemed to be on an "arms-length" basis.

      After the distribution, due to the relationships between the Boards of Directors and management of ACS and Patient Infosystems, the arrangements between ACS and Patient Infosystems will not be deemed to be on an "arms-length" basis. Accordingly, although ACS will seek to establish terms and conditions at least as favorable as those that could have been obtained from an independent third party, it is possible that ACS will overpay for the services to be performed by Patient Infosystems.

ACS may incur increased expenses if the Transitional Services Agreement with Patient InfoSystems is terminated.

      ACS maintains facilities, human resources and information technology independent of Patient Infosystems. In addition, ACS maintains independent books, records and financial services. Following the distribution of the shares, ACS will require transitional support in the area of employee benefit administration and personnel. ACS has entered into a transitional services agreement with Patient Infosystems. Pursuant to this agreement, Patient Infosystems will provide ACS with services in such areas as employee benefits administration for no fee the initial term of the agreement, and if the Transitional Services Agreement is extended, $12,000 per annum for a second term, and, $24,000 per annum for a third term and subsequent terms. The initial term of the Transitional Services Agreement will expire December 31, 2005. If the Transitional Services Agreement is extended, each subsequent term will be for a period of one year. The agreement may be terminated earlier under certain circumstances, including a default. If the agreement is terminated, ACS may be required to obtain such services from a third party or increase its personnel to provide such services. This could be more expensive than the fees which ACS will be required to pay under the Transitional Services Agreement.

The distribution of ACS shares may result in substantial tax liability.

      You may be required to pay income tax on the value of your shares of ACS common stock received as a dividend. This distribution may be taxable to you as a dividend to the extent of Patient Infosystems 2005 tax earnings and profits. If Patient Infosystems does not have 2005 tax earnings and profits, the distribution may be taxable to you as a capital gain, depending upon the extent of your basis in the Patient Infosystems' stock. You are advised to consult your own tax advisor as to the specific tax consequences of the distribution.

The distribution may cause the trading price of Patient Infosystems common stock to decline.

      Following the distribution, Patient Infosystems expects that its common stock will continue to be listed and traded on the Over The Counter Bulletin Board under the symbol PATY. A trading market may not continue for the shares of Patient Infosystems common stock or even develop for the ACS shares. As a result of the distribution, the trading price of Patient Infosystems common stock immediately following the distribution may be substantially lower than the trading price of Patient Infosystems common stock immediately prior to the distribution.

      Further, the combined trading prices of Patient Infosystems common stock and the ACS shares after the distribution may be less than the trading price of Patient Infosystems common stock immediately prior to the distribution.

Substantial sales of ACS shares may have an adverse impact on the trading price of the ACS common stock

      After the distribution, some ACS stockholders may decide that they do not want shares in a company consisting of the business and operations of ACS, and may sell their ACS common stock following the distribution.

      Based on the number of shares of Patient Infosystems common stock anticipated to be outstanding on the record date, Patient Infosystems will distribute to Patient Infosystems stockholders a total of approximately 10,000,000 ACS shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (1) ACS shares held by affiliates of ACS or (2) shares which are issued in respect of restricted shares of Patient Infosystems common stock. ACS cannot predict whether stockholders will resell large numbers of ACS shares in the public market following the distribution or how quickly they may resell these ACS shares. If ACS stockholders sell large numbers of ACS shares over a short period of time, or if investors anticipate large sales of ACS shares over a short period of time, this could adversely affect the trading price of the ACS shares.

There has not been any prior trading market for the ACS shares and a trading market for the ACS shares may not develop.

      There is no current trading market for the ACS shares, although a when-issued trading market may develop prior to completion of the distribution. We seek to have the ACS shares traded on the OTC Bulletin Board under the proposed symbol .

      ACS shares may not be actively traded or the prices at which the ACS shares will trade may be low. Some of the Patient Infosystems stockholders who receive ACS shares may decide that they do not want shares in a company consisting of the business of ACS, and may sell their ACS shares following the distribution. This may delay the development of an orderly trading market in the ACS shares for a period of time following the distribution. Until the ACS shares are fully distributed and an orderly market develops, the prices at which the ACS shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for ACS shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, ACS' results of operations, what investors think of ACS and the ancillary care management industry, changes in economic conditions in the ancillary care management industry, and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the ACS shares.

Future sales of ACS common stock, or the perception that these sales may occur, could depress the price of ACS' common stock.

      Sales of substantial amounts of ACS common stock, or the perception in the public that such sales may occur, could cause the market price of ACS common stock to decline. This could also impair the ability of ACS to raise additional capital through the sale of equity securities. As of June 2, 2005, we had an aggregate of 11,000,000 shares of common stock outstanding. Of the outstanding shares, all of such shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by one of our "affiliates" as such term is defined in Rule 144 of the Securities Act. There are 4,811,660 outstanding shares not held by affiliates that will immediately be eligible to be resold following the distribution. The remaining shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. The sale and distribution of these shares may cause a decline in the market price of our common stock.

      Further, the issuance of a substantial number of additional shares may be extremely dilutive to ACS shareholders. ACS has outstanding warrants to purchase 974,950 shares of common stock and 2,000,000 shares are available for grant (1,349,500 shares granted as of June 13, 2005) under the 2005 Stock Option Plan. If all of the outstanding warrants are exercised and all options available under the 2005 Stock Option Plan are issued and exercised, there will be approximately 13,974,950 shares of common stock outstanding. Accordingly, ACS shareholders could experience significant dilution.

Our common stock qualifies as a "penny stock" under SEC rules which may make it more difficult for our stockholders to resell their shares of our common stock.

      We will seek to have our common stock quoted on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market. Because our common stock does not trade on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a "penny stock." SEC Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

          SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains many forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial condition or state other "forward-looking" information.

      We believe in the importance of communicating our future expectations to our investors. However, we may be unable to accurately predict or control events in the future. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation," as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the distribution.

                                 DIVIDEND POLICY


      We have never paid or declared a cash dividend on our common stock. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments and such other factors as our Board of Directors deems relevant.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

      The following discussion of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This prospectus contains certain statements of a forward-looking nature relating to future events or our future financial performance. Such statements involve risks and uncertainties, and actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption "Risk Factors" which could cause actual results to differ materially from those indicated by such forward-looking statements. We disclaim any obligation to update information contained in any forward-looking statement.

      ACS' financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and reflect the historical financial position, results of operations and cash flows of the business of ACS and its predecessors and a portion of the assets, liabilities, revenue and expenses of Patient Infosystems allocated to ACS as part of the distribution. The financial information included in this registration statement, however, is not necessary indicative of what ACS' financial position or results of operations would have been if it operated as an independent public company during the periods presented, nor is it necessarily indicative of its future performance as an independent public company.

Overview

      ACS, a wholly-owned subsidiary of Patient Infosystems, was incorporated under the laws of the State of Delaware in December 2003 in order to facilitate the acquisition of substantially all of the assets of American CareSource Corporation by Patient Infosystems. American CareSource Corporation had been in operation since 1997. The business of ACS includes the previous business of American CareSource Corporation. Accordingly, all information provided herein with respect to ACS prior to December 31, 2003 is the historical information of American CareSource Corporation. After the distribution, Patient Infosystems shall retain ownership of approximately 1,000,000 shares of ACS common stock. Immediately following the distribution, ACS will be an independent public company.

      ACS has, since formation, maintained separate books, accounts and records, ACS has been allocated the Patient Infosystems corporate assets, liabilities and expenses related to Patient Infosystems' ancillary health benefits management business based on an estimate of the proportion of such amounts allocable to ACS, utilizing such factors as total revenues, employee headcount and other relevant factors. ACS believes that these allocations have been made on a reasonable basis. ACS believes that all costs allocated to ACS are a reasonable representation of the costs that ACS would have incurred if ACS had performed these functions as an independent company.

      ACS recognizes revenues for ancillary services when services by providers have been authorized and performed and collections from payors are reasonably assured. Patient claims revenues are recognized by ACS as services are provided. Cost of revenues for ancillary services consist of expenses due to providers for providing patient services and ACS' related direct labor and overhead of processing invoices, collections and payments. ACS is not liable for costs incurred by independent contract service providers until payment is received by ACS from the payors. ACS recognizes actual or estimated liabilities to independent contract service providers as the related revenues are recognized. Patient claim costs of revenue consist of amounts due the providers as well as ACS' direct labor and overhead to administer the patient claims. ACS' working capital shortfall is currently being funded by Patient Infosystems. ACS has never operated at a profit, and will require significant growth in either claims volume from existing contracts, new contracts or both in order to generate sufficient operational margin to become profitable. No assurances can be given that sufficient sources of new revenue will be identified and other sources of capital may have to be secured by ACS to support these operations. If ACS in unable to generate enough working capital either from its own operations or through the sale of its equity securities, ACS may be required to curtail or cease operations.

      ACS began operations in January of 2004 using the assets acquired from American CareSource Corporation on December 31, 2003. In order to provide the reader comparative information, the results of operations during all periods in 2004 are compared to the results of operations by American CareSource Corporation for the same respective periods of 2003.

Results of Operations


Three and Six Month Periods Ending June 30, 2005 Compared to Three and Six Month Periods Ending June 20, 2004

      The following discussion compares the three and six periods ended June 30, 2005 versus same periods in 2004. This is comparable information representing ACS as a stand-alone operation.

                                            Three Months Ended               Six Months Ended
                                                 June 30,                        June 30,
                                       ---------------------------     ---------------------------
                                           2005            2004            2005            2004
                                       -----------     -----------     -----------     -----------
Revenues                               $ 1,038,817     $ 1,393,196     $ 2,348,001     $ 3,069,706

Cost of sales                            1,090,913       1,341,849       2,352,552       3,022,887
Selling, general and administrative        566,724         474,063       1,098,316       1,288,296
                                       -----------------------------------------------------------
Operational loss                          (618,820)       (422,716)     (3,450,868)     (1,241,477)

Other                                      (59,933)         (5,898)        (94,382)         (8,399)
                                       -----------------------------------------------------------
Net loss                               $  (678,753)    $  (428,614)    $(1,197,249)    $(1,249,876)


      Revenues


      Revenues of ACS are comprised of revenues from ancillary service claims and processing of patient claims. Revenues decreased by $354,379 during the three month period ended June 30, 2005 versus 2004, or 25%. Revenues decreased by $721,705, or 24%, to $2,348,001 during the six month period ended June 30, 2005, from $3,069,706 in the same period in 2004.

                               Three Months Ended           Six Months Ended
                                    June 30,                    June 30,
                            ------------------------    ------------------------
      Revenues                 2005          2004          2005          2004
                            ----------    ----------    ----------    ----------
      Ancillary health      $1,005,014    $1,266,631    $2,213,876    $2,811,479
      Patient claims            33,803       126,565       134,125       258,227
                            ----------------------------------------------------
      Total revenues        $1,038,817    $1,393,196    $2,348,001    $3,069,706

      Ancillary health claims revenue for the three and six month periods ended June 30, 2005 decreased to $1,005,014 and $2,213,876, respectively, as compared to $1,266,631 and $2,811,479 for the same periods in 2004. The decrease in the second quarter is attributable to reduced claims volume from some of our clients due to fluctuation in claims mix and claims volume inherent in the health benefits industry. This fluctuation reflects ACS's limitation to ancillary healthcare services and previous market focus on PPO organizations rather than directly contracting with payers. ACS is working to expand its provider network to lessen the negative impact of future fluctuations in claims volume and mix of services. No assurances can be given that ACS can continue to expand its provider or payor relationships, nor that any such expansion will result in an improvement in the results of operations of ACS. In addition, the loss of a major client contributed to a decrease in first quarter revenues. Pinnacol Assurance ("Pinnacol") notified ACS on December 19, 2003 of its intent to terminate its contract with ACS effective March 18, 2004, and was winding down through the first quarter and into the second quarter of 2004. Revenue from Pinnacol was $563,042 through April 2004, and there was no revenue from Pinnacol in 2005. The decreased revenue due to the termination of Pinnacol was partially offset by $203,281 of new business from three new clients in the first six months of 2005.

      The processing of patient claims revenues for the three and six month periods ended June 30, 2005 decreased to $33,803 and $134,125, respectively, as compared to $126,565 and $258,227 for the three and six month periods ended June 30, 2004. As ACS has focused on its higher margin ancillary health network business, ACS has not devoted significant resources to expanding its claims processing business. On February 28, 2005, a primary claims processing client terminated that portion of its relationship with ACS. This client had $0 and $71,408, respectively, of claims processing revenue in the three and six month periods ended June 30, 2005, versus $100,848 and $205,927 for the same periods in 2004, and this client will not generate claims processing revenue in future periods. As a result, ACS reduced its workforce in its claims processing facility in Indiana by eleven employees in the first quarter of 2005.


      Costs and Expenses


      Cost of sales includes salaries and related benefits, services provided by third parties, and other expenses associated with the development of ACS' ancillary health programs. Cost of sales decreased 19% from $1,341,849 for the quarter ended June 30, 2004 to $1,090,913 for the quarter ended June 30, 2005, and decreased 22% from $3,022,887 to $2,352,552 for the six month periods ended June 30, 2004 and 2005, respectively. The decrease in these costs primarily reflects operational cost savings due to the decreased support required and lower claim payment volume associated with the decreased revenues as well as a shift to more profitable business. ACS realized savings from its reduced workforce related to its claims processing business of approximately $83,000 in the three months ended June 30, 2005, and this savings will continue in future periods.

      Selling, general and administrative and marketing expenses increased $92,662 and decreased $189,980 for the three and six month periods ended June 30, 2005, respectively, as compared to the same periods in 2004. These costs consist primarily of salaries, related benefits and travel costs, sales materials, other marketing related expenses, costs of corporate operations, finance and accounting, human resources and other general operating expenses of ACS. Increases in these costs for the second quarter of 2005 versus the same period in 2004 are due to increased administrative costs related to the addition of a full-time chief executive and increased investment in the sales and marketing process. The decrease in the six month period comparison is the result of a one-time charge associated with warrants issued by ACS's parent company (Patient Infosystems) in the first quarter of 2004. In addition, these expenses include $53,394 for the three months and $106,788 for the six months ended June 30, 2005 of amortization of intangibles that includes $21,378 and $42,756, respectively, in amortization of certain software development costs and $32,016 and $64,032, respectively, in amortization of the capitalized value of provider contracts that were acquired as part of the acquisition of American CareSource assets by Patient Information Systems. The on going value of these acquired contracts will be re-evaluated each quarter to test for any potential of intangible impairment to this asset.


      It is anticipated that ACS will need to invest heavily in the sales and marketing process in future periods, and intends to do so as funds are available. To the extent that ACS has limited funds available for sales and marketing, or cannot leverage its marketing partnerships adequately, it will likely be unable to invest in the necessary marketing activities to generate substantially greater sales. If the distribution occurs, ACS anticipates that its general and administrative costs will increase as it loses some of the administrative synergy it now has with Patient Infosystems as it will be required to meet the obligations of a separate public reporting company, and among other things, lose the efficiencies of combined liability insurance with Patient Infosystems.


      Other expense includes interest and financing costs. Interest expense is due to interest related capitalized equipment leases and the line of credit. Financing costs are related to amortization of the cost related to debt guaranties provided by Company directors. Other expense increased to $59,933 and $94,382 for the three and six month periods ended June 30, 2005 from $5,898 and $8,399, respectively, for the same periods in 2004.


      ACS has no tax benefit in either 2005 or 2004 due, in part, to recording a full valuation allowance to reduce its deferred tax assets. ACS' deferred tax assets consist primarily of the tax benefit associated with its net operating loss carryforwards.

      Management of ACS has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to zero, which represents management's best estimate of the amount of such deferred tax assets that more likely than not will be realized.

      Loss


      ACS reported a net loss of $678,753 and $1,197,249 for the three and six month periods ended June 30, 2005, as compared to a net loss of $428,614 and $1,249,876, respectively, for the same periods in 2004.

Liquidity and Capital Resources


      At June 30, 2005, ACS had a working capital deficit of $349,547 as compared to $1,938,108 at December 31, 2004. Since its inception, Patient Infosystems has primarily funded ACS' operations, working capital needs and capital expenditures.

      Since the acquisition, ACS has received advances of $3,327,949 of working capital from Patient Infosystems; of this amount, $1,000,000 has been repaid to Patient Infosystems.

      On January 28, 2005, ACS amended its credit agreement with Wells Fargo Bank, N.A. extending the line of credit to $3,000,000, which line was increased to $4,000,000 as of August 9, 2005. ACS used $1,000,000 of such line of credit to settle its intercompany obligation of its debt to Patient Infosystems. Mr. Pappajohn and Dr. Schaffer, directors of ACS guaranteed such increases. As compensation for these additional guarantees, ACS issued warrants to purchase an aggregate of 974,950 shares to Mr. Pappajohn and Dr. Schaffer at an exercise price of $0.45 equal to the per share fair market value of ACS common stock established by the ACS Board of Directors based upon an independent appraisal. The value of the warrants was separately estimated at $.22 per share or $214,489 based on the Black-Scholes valuation of the call option associated with a five year warrant. In connection with the increased credit line, ACS may issue additional warrants as compensation for Mr. Pappajohn and Dr. Schaffer's guarantees. Any additional warrants will be granted in proportion and under similar terms and conditions to the previously issued warrants. The line of credit bears interest at the bank's prime index rate (6.0% at June 30, 2005) and has a scheduled expiration date of July 31, 2006. The outstanding principal owed by ACS as of June 30, 2005 was $2,100,000. ACS believes it will be able to satisfy its cash requirements based on its current customer base and anticipated timing of new accounts, its existing service agreements, and this extended line of credit. Therefore, ACS does not anticipate the need to raise additional funds in the next twelve months.


Year Ended December 31, 2004 Compared to the Predecessor Year Ended December 31, 2003

      On December 31, 2003, Patient Infosystems acquired substantially all the assets and liabilities of American CareSource Corporation and formed a wholly owned subsidiary, ACS, to hold and operate those assets and liabilities. The operating results of ACS' predecessor, American CareSource Corporation, which ceased all operations after December 31, 2003 are being presented for comparative purposes. The predecessor financial statements report the financial results of the predecessor company whose management decisions and company capitalization may be different than that of current ownership, which may limit the comparability of the information.

                                                      2004              2003
                                                      ----              ----
                                                                    Predecessor

Revenues                                         $  6,037,324      $  9,164,389

Cost of sales                                       5,840,589        10,196,728
Selling, general and administrative                 2,209,778         2,279,094
Impairment of goodwill                                802,105                --
                                                 ------------------------------
Operational loss                                   (2,815,148)       (3,311,433)

Other                                                 (16,090)         (291,359)
                                                 ------------------------------
Net loss                                         $ (2,831,238)     $ (3,602,792)

      Revenues of ACS are comprised of revenues from ancillary service claims and processing of patient claims. Revenues decreased to $6 million from $9.2 million during the fiscal year ended December 31, 2004 and 2003, respectively, or 34%.

                                                         Fiscal year ended
                                                            December 31
Revenues                                               2004             2003
--------                                               ----             ----
                                                                     predecessor
Ancillary health                                    $5,512,927       $8,706,471
Patient claims                                         524,397          457,918
                                                    ----------       ----------
Total revenues                                      $6,037,324       $9,164,389

      Ancillary health claims revenue for the fiscal year ended December 31, 2004 decreased to $5,512,927 as compared to $8,706,471 for the fiscal year ended December 31, 2003. This decrease is attributable to the cancellation of contracts by major clients and to the reduction of revenue from certain providers in ACS' ancillary health provider network, partially offset by the addition of new clients. Pinnacol Assurance ("Pinnacol") notified ACS on December 19, 2003 of its intent to terminate its contract with ACS effective March 18, 2004, and was winding down through the first quarter and into the second quarter of 2004. Revenue from Pinnacol decreased 86.4% from $4,132,862 for 2003 to $563,042 for 2004. Plan Vista, from which ACS received $557,246 of revenue for 2003, notified ACS of its intent to terminate its contract effective October 13, 2004 and did not generate any revenue for ACS during 2004. The decreased revenue due to the termination of clients was partially offset by $448,799 of new business from three new clients in 2004.

      ACS expects to see growth in the number of client and payor relationships due a shift in strategy focusing on providing in-network services for its payors rather than out of network services in an effort to capture more claim activity. This should increase the volume of claims the company can adjudicate as well as the volume of patients it can direct through its network. No assurances can be given that ACS can continue to expand its provider or payor relationships, nor that any such expansion will result in an improvement in the results of operations of ACS.

      The processing of patient claims revenues for the fiscal year ended December 31, 2004 increased 15% to $524,397 as compared to $457,918 for the fiscal year ended December 31, 2003. ACS does not expect to increase its revenues from claims processing in future periods.

      Costs and Expenses

      Cost of sales includes salaries and related benefits, services provided by third parties, and other expenses associated with the development of ACS' ancillary health programs. Cost of sales decreased from $10,196,728 for the fiscal year ended December 31, 2003 to $5,840,589 for the fiscal year ended December 31, 2004. The decrease in these costs primarily reflects operational cost savings due to the decreased support required for decreased revenues.

      Selling, general and administrative and marketing expenses remained relatively constant at $2,279,094 for the fiscal year ended December 31, 2003 as compared to $2,209,778 for the fiscal year ended December 31, 2004. These costs consist primarily of salaries, related benefits and travel costs, sales materials, other marketing related expenses, costs of corporate operations, finance and accounting, human resources and other general operating expenses of ACS. In addition, these expenses include $214,000 of amortization of intangibles that includes $85,934 in amortization of certain software development costs and $128,066 in amortization of the capitalized value of provider contracts that were acquired as part of the acquisition of American CareSource assets by Patient Information Systems. The on going value of these acquired contracts will be re-evaluated each quarter to test for any potential impairment to this asset.

      It is anticipated that ACS will need to invest heavily in the sales and marketing process in future periods, and intends to do so as funds are available. To the extent that ACS has limited funds available for sales and marketing, or cannot leverage its marketing partnerships adequately, it will likely be unable to invest in the necessary marketing activities to generate substantially greater sales. If the distribution occurs, ACS anticipates that its general and administrative costs will increase as it loses some of the administrative synergy it now has with Patient Infosystems as it will be required to meet the obligations of a separate public reporting company, and among other things, lose the efficiencies of combined liability insurance with Patient Infosystems.

      In conjunction with ACS' annual goodwill impairment testing, an independent valuation of ACS' assets was completed as of December 31, 2004, which resulted in a $802,105 impairment charge.

      Other Income/Expense is comprised of financing costs, interest, taxes and losses on investments. The totals are as follows for the fiscal years ended December 31:

                                                          2004           2003
                                                          ----           ----

Interest expense                                         (12,349)      (282,704)
Other (expense) income                                    (3,741)        (9,155)
                                                       ------------------------
Total Expense                                          $ (16,090)     $(291,859)

      The 2004 interest expense is primarily due to interest expense contained in certain capitalized equipment leases. Interest expense decreased to $12,349 for the fiscal year ended December 31, 2004 from $282,704 for the fiscal year ended December 31, 2003. The decrease in interest expense reflects the restructuring of the Company's debt at the time of the acquisition.

      ACS had no tax benefit in 2004 or 2003 due, in part, to recording a full valuation allowance to reduce its deferred tax assets. ACS' deferred tax assets consist primarily of the tax benefit associated with its net operating loss carryforwards.

      Management of ACS has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to zero, which represents management's best estimate of the amount of such deferred tax assets that more likely than not will be realized.

      Loss

      ACS reported a net loss of $2.8 million as compared to $3.6 million for the year ended December 31, 2004 and 2003, respectively.

      Goodwill impairment analysis

      During the fourth quarter of 2004, Patient Infosystems, Inc. completed its annual impairment assessment of goodwill related to its acquisition of American CareSource Corporation. This assessment resulted in impairment loss of $802,105.

      Liquidity and Capital Resources

      At December 31, 2004, ACS had a working capital deficit of $1,938,108 as compared to $1,823,945 at December 31, 2003. Since its inception, Patient Infosystems has primarily funded ACS' operations, working capital needs and capital expenditures.

      As of December 31, 2004, ACS had received advances of $3,201,288 of working capital from Patient Infosystems, of this amount, $1,000,000 was repaid to Patient Infosystems.

      In December 2004 ACS entered into a credit agreement with Wells Fargo Bank, N.A. establishing a line of credit of $300,000 guaranteed by Mr. Pappajohn, a director of the ACS. Mr. Pappajohn did not receive any remuneration in connection therewith.


      On January 28, 2005, ACS amended its credit agreement with Wells Fargo Bank, N.A. extending the line of credit to $3,000,000, which line was increased to $4,000,000 as of August 9, 2005. ACS used $1,000,000 of such line of credit to settle its intercompany obligation of its debt to Patient Infosystems. Mr. Pappajohn and Dr. Schaffer, directors of ACS guaranteed such increases. As compensation for these additional guarantees, ACS issued warrants to purchase an aggregate of 974,950 shares to Mr. Pappajohn and Dr. Schaffer at an exercise price of $0.45 equal to the per share fair market value of ACS common stock established by the ACS Board of Directors based upon an independent appraisal. The value of the warrants was separately estimated at $.22 per share or $214,489 based on the Black-Scholes valuation of the call option associated with a five year warrant. In connection with the increased credit line, ACS may issue additional warrants as compensation for Mr. Pappajohn and Dr. Schaffer's guarantees. Any additional warrants will be granted in proportion and under similar terms and conditions to the previously issued warrants. The line of credit bears interest at the bank's prime index rate (6.00% at June 30, 2005) and has a scheduled expiration date of July 31, 2006. The outstanding principal owed by ACS as of June 30, 2005 was $2,100,000. ACS believes it will be able to satisfy its cash requirements based on its current customer base and anticipated timing of new accounts, its existing service agreements, and this extended line of credit. Therefore, ACS does not anticipate the need to raise additional funds in the next twelve months.


Inflation

      Inflation did not have a significant impact on the ACS' costs during the fiscal years ended December 31, 2004 and 2003. ACS continues to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions.

Critical Accounting Policies

      Critical accounting policies are those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

      ACS' significant accounting policies are described in Note 1 to the Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following accounting policies are deemed to be critical by ACS' management.

      Use of Estimates. In preparing the financial statements ACS uses estimates in determining the economic useful lives and possible impairments of its assets, provisions for doubtful accounts, tax valuation allowances and various other recorded or disclosed amounts. Estimates require management to use its judgment. While ACS believes that its estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, its assets, liabilities or results of operations may be overstated or understated.

      Intangible Assets. The value of ACS' intangible assets was derived from the allocation of the purchase price from the December 31, 2003 acquisition of the assets of American CareSource Corporation by Patient Infosystems. The allocation of purchase price was based on an independent appraisal of the acquired assets. The amounts assigned to each asset are being amortized on a straight line basis over the expected life of the asset, 5 years for software and 15 years for the provider contracts. The provider contracts do not have a specified contract period. Our experience to date demonstrates attrition of less than 2% per year, implying a greater than twenty year life, however we believe that 15 years represents a more realistic estimate. Accordingly, ACS has elected to amortize the value of these contracts over 15 years. The on going value of these acquired contracts will be re-evaluated each quarter using the discounted cashflow method to test for any potential impairment to this asset that would result from either reduced cash flows or a shorter than anticipated useful life. The contracts are accounted for as a pool of contracts. There will be no additions to the capitalized amounts that were established at the time of the acquisition, the cost of adding additional providers is considered an ongoing operating expense.


      Impairment of Long-Lived Assets. ACS records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. If the actual value is significantly less than the estimated value, ACS assets may be overstated.

      Revenue recognition Ancillary health revenues are reported when services by providers have been authorized and performed and collections from third party payors are reasonably assured. These revenues are recognized on a gross basis, i.e. the revenue recorded is the amount of claims received or expected to be received from third party payors for the performance of services by providers and costs of revenues are recorded for the amount paid or expected to be paid to medical service providers. Patient claims revenues are recognized by ACS as the services are provided, at the fee to be received for services rendered.

Off-balance sheet arrangements

      ACS does not have any material off-balance sheet arrangements at December 31, 2004 or December 31, 2003, or for the periods then ended.

Pending Accounting Pronouncements

      The Financial Accounting Standards Board has issued Statement No. 123(Revised), "Share-Based Payment" (FAS 123(R)). This Statement establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based upon the fair value of the entity's equity instruments, or that may be settled by the issuance of those equity instruments. Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) replaces existing requirements under FASB Statement No. 123, Accounting for Stock-Based Compensation, and eliminates the ability to account for share based compensation transactions using APB Option No. 25, Accounting for Stock Issued to Employees. For ACS the Statement is effective for the fiscal year beginning January 1, 2006. ACS is currently assessing the financial impact of adopting FAS 123(R).

                             DESCRIPTION OF BUSINESS

Overview

      ACS is an ancillary health benefits management company. ACS assists health benefits plan sponsors such as preferred provider organizations, third party administrators, workers compensation benefits administrators, insurance companies, employers and unions expand the range of provider choices available to their patients while reducing overall ancillary benefits costs.


      Major customers of ACS include Lutheran, ppoNEXT and Accountable Health Plans. For the six months ended June 30, 2005, ACS derived 52.3% of its revenues from Lutheran, 24.8% of its revenues from ppoNext and 6.7% of its revenues from Accountable Health Plans. For the fiscal year ended December 31, 2004, ACS derived 39.7% of its revenues from Lutheran, 28.6% of its revenues from ppoNext and 10.7% of its revenues from Accountable Health Plans. Comparatively, for the fiscal year ended December 31, 2003, ACS derived 10.8% of its revenues from Lutheran, 22.4% of its revenues from ppoNext and 11.3% of its revenues from Accountable Health Plans.


ACS Ancillary benefits management services

      Ancillary healthcare services include a broad array of services that supplement or support the care provided by hospitals and physicians, including the non-hospital, non-physician services associated with surgery centers, free-standing diagnostic imaging centers, home health and infusion, durable medical equipment, orthotics and prosthetics, laboratory and many other services. These ancillary services are provided to patients as benefits under group health plans and workers compensation plans.

Ancillary services include the following categories:

o   Outpatient Therapy/Rehab        o   Orthotics and Prosthetics
o   Home Health Services            o   Pain Management
o   Surgical Centers                o   Pharmacy
o   Laboratory Services             o   Respiratory Services
o   Home Infusion therapy           o   Sleep Studies
o   Chiropractic Services           o   Sub-Acute and Skilled Nursing facilities
o   Diagnostic Imaging/Radiology    o   Hospice Services
o   Dialysis Services               o   Bone Growth Stimulators
o   Durable Medical Equipment

      ACS manages the administration of these non-hospital, non-physician services for the benefit of its clients, which are insurance companies and other health care payors. Through its contracts with over 2,500 ancillary service providers (with over 17,000 sites nationwide), ACS is able to offer its clients direct cost savings in the form of discounted rates for contracted services and administrative cost savings by functioning as a single point of contact for managing a comprehensive array of ancillary benefits. ACS benefits management services include processing the claims submitted by its covered providers, re-pricing the claims, submitting the claims for payment, receiving and disbursing claims payments and performing customer service functions for its clients and contracted providers. For preferred provider organization, third party administrator and similar clients, contracting with ACS also allows the clients to market comprehensive, efficient and affordable ancillary service benefits to their payor customers.

      As part of its ancillary benefits management services, ancillary providers submit claims to ACS for services performed for covered members. ACS re-prices these claims under the relevant payor fee schedules, performs electronic conversion and HIPAA formatting services, and submits the re-priced claims to the appropriate payors. After adjudication of the claims by the payor, the payor issues an explanation of benefits and check for each claim. In most cases, these checks are sent to ACS. ACS then pays the providers under the relevant provider fee schedules. The difference between the amounts received by ACS from its clients and the amounts paid by ACS to its contracted providers represents ACS gross margin on its benefits management services.

Value-added services that ACS provides to its clients include the following:

      Ancillary network analysis. ACS analyzes the available claims history from each client and develops a specific plan to meet their needs. This analysis identifies high-volume providers that are not already in the ACS network. ACS attempts to contract with such providers to maximize discount levels and capture rates.

      Ancillary out-of-network negotiations. For services performed by providers outside of the ACS network, ACS negotiates a discounted rate for the client on a case specific basis.

      Ancillary custom network. ACS customizes its network to meet the needs of each client. In particular, ACS reviews the claims history of a potential client to note claims that were paid at rates higher than such client may have been obligated to pay, if the service had been provided by an ACS contracted provider ("out-of-network" claims). Through analysis of such out-of-network services, ACS develops a strategy to create a network that efficiently serves the client's needs. This may involve adding additional providers for a client and removing providers the client wants excluded from their network.

      Ancillary reimbursement. ACS uses its network analysis to develop a homogeneous formula for calculating the anticipated reimbursement for all ancillary providers. ACS also processes denials and appeals for its clients and for its contracted providers.

      Ancillary network management. ACS manages ancillary service provider contracts, reimbursement and credentialing for its clients. This provides administrative benefits to ACS clients and reduces the burden on providers who typically must supply credentialing documentation and engage in contract negotiation with separate payors.

      Ancillary utilization management support. ACS provides support for utilization and case management efforts used by each payor. ACS also "flags" cases for follow-up, review and concurrent reviews to ensure all the payor guidelines are followed by each service provider and the efficacy of services and progress of the patient is satisfactory. There are a large number of high demand cases that are subject to case management efforts. For those cases, ACS helps coordinate the supporting documentation and preparation of reports to manage and monitor progress and establishment of reserves for specific claims.

      Ancillary systems integration. ACS has created a proprietary software system that enables it to manage many different customized accounts and includes the following modules:

o     Provider network management

o     Credentialing

o     Eligibility management and card printing

o     Claims and case referral management

o     Data transfer management/EDI

o     Repricing and auto-adjudication

o     Multi-level reimbursement management

o     Posting, explanation of benefits, check, and e-funds processes

o     Customer service management

o     Directory management

o     Claim repricing / adjudication

o     Advanced data reporting

      Ancillary reporting. ACS provides a complete suite of reports to each client monthly. The reports cover contracting efforts and capture rates, discount levels, referral volumes by service category and complete claims and utilization reports.

      Ancillary claims management. ACS can manage ancillary claims flow, both electronic and paper, and integrate into the client's process electronically or through repriced paper claims. ACS can also perform a number of customized processes that add additional value for each client. As part of the claims management process, ACS manages the documentation requirements specific to each payor. When claims are submitted from the service provider without required documentation, ACS works with the provider to get the documentation so that the claim is not denied by the payor. This also saves labor costs for the payors.

      ACS estimates that at least 80% of all claims in ACS ancillary categories are submitted by paper. ACS is able to provide a conversion of these paper claims into the HIPAA-compliant Electronic Data Interchange ("EDI") form.

Sales and Marketing

      Sales and marketing efforts for the ACS product line are currently focused on healthcare payor organizations as well as certain value-added re-sellers in the form of third party administrators or preferred provider organizations. American CareSource Corporation spent several years developing its business model, know-how, infrastructure, client base and provider base and until 2001, American CareSource Corporation focused on managing ancillary benefits in the workers compensation market. In early 2001, American CareSource Corporation expanded and refocused its business to address the management of ancillary benefits in the group health market. It launched its group health initiatives by marketing to healthcare networks such as third party administrators and preferred provider organizations. As of the end of 2003, ACS began to focus its marketing efforts on the direct payor community.

      The ancillary network of ACS is marketed through full time sales people and independent contractors providing additional commission salespersons.

Competition

      While ACS is aware of no competitor that currently offers ancillary benefits management services similar to its own, several companies offer benefits or other management services relating to workers compensation benefits and specific categories of ancillary services. It should be noted that ACS provided its services for the workers compensation market until January 2001 when it expanded into the group health market. Its growth in the group health market may encourage other companies active in the workers compensation market to develop service offerings competitive with ACS in the group health market. Similar competitors may include companies that have created niche market management businesses, such as companies aggregating or managing chiropractic services, sub-acute healthcare services (such as so-called step-down facilities) and laboratory services.

      Pharmacy benefit management companies represent actual or potential competitors. ACS is developing an ancillary benefits management business model that in some respects is analogous to the business model employed by pharmacy benefit management companies. These companies manage pharmacy benefits for health plan providers, and in some cases manage selected ancillary benefits as well. A number of these companies are very large, including Merck-Medco, Express Scripts, AdvancePCS and Caremark Rx, all of which have revenues over $1 billion per year. These and other pharmacy benefit management companies possess substantially greater financial and personnel resources than ACS, have current contracts with large numbers of payors and could enter the ancillary benefits management market. ACS considers these companies to be potential acquirers of its business.

      In addition to the companies described above, a large number of companies offer health benefit plans and related services to payors and other groups. These plans cover hospital and physician services, as well as ancillary services. While these companies are potential competitors for ACS, they also constitute the core of ACS current client base and its potential client pool.

      The ability of ACS to provide a broad spectrum of over 25 ancillary services verses the single service solutions which may be offered by most of our potential competitors is a key competitive differentiator. The provider contracting model employed by ACS has worked successfully in geographic markets throughout the United States of America. Our ability to capitalize on opportunities in a given geographic area is governed by the depth of our provider network in that area. ACS continuously grows value of its network to our clients by continuously expanding of our provider network.

Government Regulation

      The health care industry, including the business of ACS, is subject to extensive regulation by both the federal and state governments. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide health care services. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      Furthermore, state laws govern the confidentiality of patient information through statutes and regulations that safeguard privacy rights. In addition, in 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), P.L. 104-191. This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. Accordingly, ACS and its customers are subject to extensive federal and state laws and regulations that govern financial and other arrangements among health care providers. Furthermore, ACS and its customers may be subject to federal and state laws and regulations governing the submission of false healthcare claims to the government and private payers. Possible sanctions for violations of these laws and regulations include minimum civil penalties between $5,000-$10,000 for each false claim and treble damages.

      Therefore, ACS must continually adapt to changing regulations. If ACS' fails to comply with these applicable laws, ACS may be subject to fines, civil penalties, or criminal prosecution.

Employees


      As of June 30, 2005, ACS had 34 full time and 3 part-time employees.


Facilities

      ACS occupies 14,000 square feet of office space in Irving, Texas and 7,500 square feet of office space in Pittsboro, Indiana, pursuant to leases that expire in 2008, for which it pays aggregate rent of $150,000 per year.

Legal Proceedings

      There are no legal proceedings at this time.

                                   MANAGEMENT

Executive Officers and Directors

      The names, ages and positions of our current directors and executive officers are as follows:

Name                     Age    Position
----                     ---    --------


Wayne A. Schellhammer     53    President, Chief Executive Officer, and Director


Derace Schaffer, MD       57    Chairman and Director


David S. Boone            45    Chief Financial Officer

John Pappajohn            77    Director


Kenneth George            54    Director


Steven M. Phillips        38    Principal Accounting Officer and Controller


      There are no familial relationships among our directors and/or officers. Directors hold office until the next annual meeting of our stockholders or until their respective successors have been elected and qualified.


Wayne A. Schellhammer, 53. Mr. Schellhammer has served as President and CEO since October of 2004 and Director since November 2004. He brings to this position over 30 years of Health Care experience. Before joining ACS, Mr. Schellhammer was a Senior Executive with the Iowa Health System serving as Pres/CEO of several internal companies as well as Vice President of Payer Contracting starting in January 1999. The Iowa Health System is a $1.6 billion hospital and physician company providing services through 11 hospitals and 450 employed physicians. From 1996 through 1998, Mr. Schellhammer was a senior resource person in the Chicago office of KPMG Consulting, Health Care group for payer and providers. Mr. Schellhammer is a graduate of the University of Minnesota.

Derace L. Schaffer, M.D., 57. Dr. Schaffer has been a Director of ACS since November 2004 and Chairman since June 2005. Dr. Schaffer is the founder and CEO of the Lan Group, a venture capital firm specializing in healthcare and high technology investments which position he has held for more than the last five years. He serves as a director of Allion Healthcare, Inc., a public company. He received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. Dr. Schaffer is Clinical Professor of Radiology at the University of Rochester School of Medicine.


David S. Boone, 45. Mr. Boone has been the Chief Financial Officer since June, 2005. Prior to joining ACS, from 2001-2005, Mr. Boone served as senior vice president of finance for Belo Corporation, a NYSE listed media company. From 2000-2001 Mr. Boone was vice president of corporate development for Safeway Corporation in Pleasanton, CA. Prior to joining Safeway Corporation, from 1999 to 2000, Mr. Boone served as vice president, Chief Financial Officer and secretary of Intira Corporation, which filed a petition in U.S. Bankruptcy Court in Wilmington, Delaware in August, 2001, seeking bankruptcy protection under chapter 11 of Title 11 of the U.S.Code. In addition, Mr. Boone held several executive positions with Frito-Lay, Inc. between 1992 and 1999, including finance director/CFO Direct Division and vice president/business development. Before joining Frito-Lay, Inc. Mr. Boone served as a consultant for the Boston Consulting Group from 1988-1990 and later joined Kraft General Foods in 1990 as director of sales strategy and finance. Mr. Boone holds a Bachelor of Science degree in accountancy from the University of Illinois (cum laude) and an MBA from the Harvard Graduate School of Business Administration. He also has a CPA.


Steve Phillips, 38. Mr. Phillips has been with ACS since January 2003, serving as Controller since April 2004. From 2002 until joining ACS, Mr. Phillips acted as a consultant to Baylor Healthcare System in accounting and financial systems integration for new acquisitions. From 2000 until 2002, he served as Controller of PopMail Network, an Internet and e-mail marketing company. From 1998 to 2000, Mr. Phillips served in several accounting and regulatory roles at Citizens Communications, the ninth largest local exchange carrier telecommunications company in the US. He has held several other accounting and financial management positions. Mr. Phillips earned a BA from the University of Oklahoma and an MBA from Texas Christian University and is licensed as a Certified Public Accountant by the State of New Mexico.


John Pappajohn, 77. Mr. Pappajohn has been a Director of ACS since November 2004. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital firm and President of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director for the following public companies: Allion Healthcare, Inc., MC Informatics, Inc. and Pace Health Management Systems, Inc.


Kenneth S. George 54. Mr. George became one of our directors in January 2004. Mr. George recently finished two terms as a State Representative in the Texas House of Representatives. From 1996 until 2001, he was General Partner of Riverside Acquisitions L.L.C. and was active in commercial real estate, financial and land transactions. From 1994 through 1995 Mr. George was Chairman and Chief Executive Officer of Ameristat, Inc., the largest private ambulance provider in the state of Texas. From 1988 until 1994 he was Chairman and Chief Executive Officer of EPIC Healthcare Group, an owner of 36 suburban/rural acute care hospitals with 15,000 employees and $1.4 billion in revenues. Mr. George currently serves on the Board of Directors of Percis Inc. and Sonny Bryan's Smokehouse, Inc. Mr. George has an M.B.A. from the University of Texas at Austin and a B.A. from Washington and Lee University.

Compensation of Directors

      Our directors do not receive compensation pursuant to any standard arrangement for their services as directors. All directors are reimbursed for expenses incurred in connection with attending meetings, including travel expenses to such meetings.

      Our directors are eligible to participate in ACS' Stock Option Plan. Pursuant to the Stock Option Plan, non-employee directors of ACS receive a one-time automatic grant of a non-qualified stock option to purchase 50,000 shares of ACS' Common Stock at an exercise price equal to fair market value per share on the date of their initial election to ACS' Board of Directors. Such non-qualified stock option vests as to 20% of the option grant on the first anniversary of the grant, and 20% on each subsequent anniversary, is exercisable only during the non-employee director's term and automatically expires on the date such director's service terminates. Upon the occurrence of a change of control, as defined in the Stock Option Plan, all outstanding unvested options immediately vest.

Indemnification Matters

      Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware. In addition, our Certificate of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against those persons by reason of serving or having served as officers, directors or in other capacities to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware.

      Our bylaws provide the power to indemnify our officers, directors, employees and agents or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding compensation paid by us and our predecessors during each of the last three fiscal years to our Chief Executive Officer who received compensation greater than $100,000 during any of the last three fiscal years. No other officer received compensation greater than $100,000 during any of the last three fiscal years.

Summary Compensation Table

                                                   Annual Compensation              Long-Term
                                                   -------------------              Compensation Awards
                                                                                    Securities Underlying
Name and Principal Position                  Year       Salary ($)      Bonus       Options
---------------------------                  ----       ----------      -----       ---------------------
Wayne A. Schellhammer, Chief Executive       2004           NA            NA                NA
Officer

No stock options were granted to the Chief Executive Officer and the named executive officers of ACS during 2004.

No stock options were exercised by the Chief Executive Officer or the named executive officers of ACS during 2004.

Employment Agreements

      ACS has employment agreements, with its Chief Executive Officer, Wayne Schellhammer, and its Chief Financial Officer, David Boone. Mr. Schellhammer's employment agreement was entered into as of October 11, 2004 and Mr. Boone's employment agreement was entered into as of May 1, 2005. Pursuant to these employment agreements, ACS is committed to pay Mr. Schellhammer and Mr. Boone salaries of $250,000 and $200,000, respectively. Further, Mr. Schellhammer and Mr. Boone each have been granted options to purchase common stock of ACS under ACS's Stock Option Plan. Under Mr. Schellhammer's employment agreement, Mr. Schellhammer has been granted (1) options to purchase 550,000 shares of ACS common stock at fair market value on the date of grant vesting one third from the effective date of his employment agreement and 1/36th per month thereafter and (2) options to purchase 100,000 shares of ACS common stock at fair market value on the date of grant with 20% vesting one year from the effective date with the remainder vesting under the same vesting conditions as other ACS employees. In addition, Mr. Schellhammer has the option to purchase up to 100,000 shares of Patient Infosystems common stock, for an exercise price equal to the fair market value on the date of such grant under Patient Infosystems Stock Option Plan, vesting in accordance to the vesting schedule available to Patient Infosystems senior executives. Mr. Boone has been granted an option to purchase up to 160,000 shares of ACS common stock vesting one third from the effective date of his employment contract and 1/36th per month thereafter. In the event of a change of control all options that have not vested will immediately vest and be exercisable and ACS shall pay a severance amount to both Mr. Schellhammer and Mr. Boone, equal to six (6) months base salary. Further, ACS shall pay a severance amount equal to six (6) months base salary to either Mr. Schellhamer or Mr. Boone, if either executive officer has their employment terminated with ACS without cause.

Stock Option Plan

General

      On January 17, 2005, the Board of Directors adopted the 2005 Stock Option Plan of ACS (the "2005 Plan").

      The purpose of the 2005 Plan is to enable us to attract, retain, motivate and provide additional incentive to our directors, officers, employees consultants and advisors, whose contributions are essential to our growth and success by enabling them to participate in the our long-term growth through ownership of our stock.

Summary of the 2005 Plan

      The 2005 Plan will be administered by our board of directors. Our board of directors may delegate the administration of the 2005 Plan to our Compensation Committee. For purposes of the following discussion, the term "Administrator" means the Board of Directors or the committee to whom it delegates its authority as provided above. The Administrator has the authority, subject to the terms of the 2005 Plan, to determine the individuals to whom options will be granted, the times at which options will be granted and the terms and conditions of the options.

      Eligibility. Options may be granted to our key employees, consultants, advisors and directors. Options intended to qualify as incentive stock options ("ISOs") may only be granted to key employees while actually employed by us. Non-employee directors, consultants and advisors are not entitled to receive ISOs under the 2005 Plan.

      Option Price. The option price for ISOs generally will be 100% of the fair market value of ACS common stock on the date the option is granted; however, if the participant in the 2005 Plan owns more than 10% of the combined voting power of ACS and any subsidiary or parent corporation, the option price will be not less than 110% of the fair market value of ACS common stock on the date of grant. The fair market value of ACS common stock first becoming subject to exercise as incentive stock option by an optionee who is an employee during any given calendar year may not exceed $100,000. The option price for non-qualified stock options (as defined below) will be determined by the Administrator and may be less than, equal to or greater than the fair market value of ACS common stock on the date of grant. Fair market value for purposes of the 2005 Plan is the closing market price of ACS common stock as reported on the market determined by the Board to be the primary market for the common stock on the date of grant (currently, the OTCBB). In the event ACS common stock is not traded on a recognized market at the time of grant, the Administrator will determine fair market value.

      Duration of Options. Each stock option will terminate on the date fixed by the Administrator, which will not be more than ten years after the date of grant. If the participant in the 2005 Plan owns more than 10% of the combined voting power of ACS and any subsidiary or parent corporation, and an incentive stock option is granted to such participant, the option will terminate on the date fixed by the Administrator, which will not be more than five years after the date of grant.

      Vesting. Options become exercisable when they have vested. The Administrator will specify the relevant vesting provisions at the time of the grant.

      Exercise Period. The exercise period for options granted under the 2005 Plan may not exceed 10 years from the date of grant.

      Payment. The Administrator will determine whether exercise of options will be settled in whole or in part in cash, common stock or other securities of ACS or other property.

      Shares That May Be Issued under the 2005 Plan. A maximum of 2,000,000 shares of ACS common stock, which number may be adjusted as described below, are available for issuance pursuant to the exercise of stock options granted under the 2005 Plan. If any stock option terminates or is canceled for any reason without having been exercised in full, the shares of stock not issued will then become available for additional grants of options. The number of shares available under the 2005 Plan is subject to adjustment in the event of any stock split, stock dividend, recapitalization, spin-off or other similar action.


      Estimate of Benefits. As of June 30, 2005, 1,349,500 grants from the plan have been made. The strike price of the options was set at $0.35.


      Termination of and Amendments to the 2005 Plan. The Board of Directors may amend the 2005 Plan from time to time, except that no amendment will be made without shareholder approval if such approval is necessary to comply with applicable law. No options may be granted under the 2005 Plan after 2015.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In December 2004 ACS entered into a credit agreement with Wells Fargo Bank, N.A. establishing a line of credit of $300,000 guaranteed by Mr. Pappajohn and Dr. Schaffer, directors of ACS.


      On January 28, 2005, ACS amended its credit agreement with Wells Fargo Bank, N.A. extending the line of credit to $3,000,000, which line was increased to $4,000,000 as of August 9, 2005. ACS used $1,000,000 of such line of credit to settle its intercompany obligation of its debt to Patient Infosystems. Mr. Pappajohn and Dr. Schaffer, directors of ACS guaranteed such increases. As compensation for these additional guarantees, Mr. Pappajohn and Dr. Schaffer received warrants to purchase 974,950 shares of common stock of ACS at an exercise price intended to be equal to the fair market value of the common stock. The strike price of the warrants was established at $0.45 per warrant by the ACS Board of Directors. For purposes of pro forma presentation, ACS estimates the value of these warrants at $214,489 using the Black-Scholes method. The value of these warrants will be recorded as unearned debt issuance costs and will be amortized as financing costs over the eighteen month period of the loan guarantee. In connection with the increased credit line, ACS may issue additional warrants as compensation for Mr. Pappajohn and Dr. Schaffer's guarantees. Any additional warrants will be granted in proportion and under similar terms and conditions to the previously issued warrants.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND SELLING
                                  SHAREHOLDERS

      This prospectus relates to the distribution by dividend to all of the stockholders of Patient Infosystems of approximately 10,000,000 shares of common stock of ACS. 1,000,000 shares of ACS common stock will be retained by Patient Infosystems. Only the 1,000,000 shares retained by Patient Infosystems will be registered for resale. The following table sets forth certain information regarding the beneficial ownership of the shares of the ACS common stock that may be offered for resale under the prospectus following the distribution, (i) by each person ACS knows to be the beneficial owner of 5% or more of the outstanding shares of common stock, (ii) the Chief Executive Officer and each named executive officer listed in the Summary Compensation Table, (iii) each director of ACS and (iv) all executive officers and directors of ACS as a group. To the extent permitted by law, the selling shareholders who are not natural persons may distribute shares pursuant to this prospectus. We have registered the shares to permit the selling shareholders and their respective permitted transferees or other successors in interest that receive their shares from the selling shareholders after the date of this prospectus to resell the shares. If the distribution had occurred as of December 31, 2004, there would be 11,071,111 shares of ACS common stock outstanding.

                                  Number of Shares    Number of Shares     Percentage of        Percentage of
                                   of Common Stock    of Common Stock   Common Stock Owned    Common Stock Owned
                                 Beneficially Owned     Beneficially        Before the            After the
       Name and Address              Before the            Owned           Distribution          Distribution
                                    Distribution       Following the
                                                      Distribution(1)

John Pappajohn (2)                               --          4,582,708                  --                 38.5%

Principal Life Insurance                         --          1,775,745                  --                 14.9%
801 Grand Avenue
Des Moines, IA 50392

Patient Infosystems, Inc.                11,000,000          1,000,000                 100%                 8.4%
 46 Prince St.
 Rochester, NY 14607

Derace L. Schaffer (3)                           --            725,948                  --                  6.1%

Wayne A. Schellhammer (4)                        --                 --                  --                   --

Kenneth George                                   --                 --                  --                   --

David Boone (5)                                  --                 --                  --                   --

Steve Phillips                                   --                 --                  --                   --

All Officers and Directors as                    --          5,308,656                  --                 44.6%
a group (6 persons)

----------
(1) Unless otherwise noted, the address of each of the listed persons is c/o ACS at 8080 Tristar Drive, Irving, TX, 75063.

(2) Includes a warrant to purchase 581,212 shares of ACS' common stock which is exercisable within 60 days of February 14, 2005. Mr. Pappajohn is a member of the Board of Directors and a principal stockholder of Patient Infosystems, Inc. Mr. Pappajohn's ownership as reported herein does not include the shares owned by Patient Infosystems.

(3) Includes a warrant to purchase 243,738 shares of ACS' common stock which is exercisable within 60 days of February 14, 2005

(4) Does not include 650,000 shares of ACS common stock issuable upon the exercise of stock options granted in accordance with Mr. Schellhammer's employment agreement.

(5) Does not include 160,000 shares of ACS common stock issuable upon the exercise of stock options granted in accordance with Mr. Boone's employment agreement.

      The selling shareholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. We seek to have ACS's common stock traded on the OTC Bulletin Board under the proposed symbol . Any sales by the selling shareholders may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and o resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a o stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      We will not receive any proceeds from sales of any shares by the selling shareholders.

                                THE DISTRIBUTION

Introduction

      In June, 2005, Patient Infosystems' board of directors declared a distribution payable to the holders of record of outstanding Patient Infosystems common stock at the close of business on , 2005 (the "Record Date"). Patient Infosystems will distribute to Patient Infosystems stockholders an aggregate of approximately 10,000,000 shares of ACS common stock. Accordingly, the distribution will consist of one share of ACS common stock for approximately every two shares of Patient Infosystems common stock outstanding or issuable upon the conversion of Patient Infosystems Series C preferred stock or Series D preferred stock on the Record Date. We currently anticipate that the distribution will be effected near the effective date of this registration statement.

      ACS is currently a wholly owned subsidiary of Patient Infosystems. As a result of the distribution, 90% of the outstanding shares of ACS common stock will be distributed to Patient Infosystems stockholders. Immediately following the distribution ACS will be an independent public company. We anticipate that the shares of ACS common stock will be distributed by book entry. Instead of stock certificates, each Patient Infosystems stockholder that is a record holder of Patient Infosystems shares will receive a statement of such stockholder's book entry account for the ACS shares distributed to such stockholder. Account statements reflecting ownership of the ACS shares will be mailed shortly after the distribution date. Patient Infosystems stockholders who have their shares held of record by brokers, banks or other nominees will have their shares of ACS common stock credited to their accounts with such nominees.

      ACS was incorporated in Delaware. ACS' principal executive offices are located at 8080 Tri-Star Drive, Irving, Texas 75063, and its telephone number is
(972) 871-7912. ACS will own and operate the ancillary benefits management services business of Patient Infosystems that has been conducted primarily though ACS.

Reasons for the Distribution

      The board of directors and management of Patient Infosystems believe that the distribution is in the best interests of Patient Infosystems, ACS and Patient Infosystems stockholders. Patient Infosystems believes that the distribution will enhance value for Patient Infosystems stockholders and give ACS the financial and operational flexibility to take advantage of potential growth opportunities in the ancillary benefits management services business.

      Patient Infosystems' board of directors and management believe that the distribution will enhance the ability of each of ACS and Patient Infosystems to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and design equity-based compensation programs targeted to its own performance. In addition, Patient Infosystems' board of directors expects that the transition to an independent company will have the added benefits of allowing ACS' management to focus solely on ACS' operations, provide ACS with greater access to capital by allowing the financial community to focus solely on ACS, and allow the investment community to better measure ACS' performance relative to its peers.

      The ancillary benefits management business also has some important traits that make this business distinct from Patient Infosystems' other operations with respect to markets, products, capital needs and plans for growth. The distribution will give ACS direct access to the capital markets as a stand alone company. The distribution will also enable ACS to provide its management and employees incentive compensation in the form of equity ownership in ACS, enhancing ACS' ability to attract, retain and motivate key employees.

Manner of Effecting the Distribution

      The distribution will be made on the basis of one share of ACS common stock for approximately every two shares of Patient Infosystems common stock outstanding or issuable upon conversion of Patient Infosystems Series C preferred stock or Series D preferred stock on the Record Date. An aggregate of approximately 10,000,000 shares of ACS common stock will be distributed to Patient Infosystems stockholders regardless of the number of shares of Patient Infosystems common stock outstanding as of the Record Date. The ACS shares to be distributed will constitute 90% of the outstanding capital stock of ACS. Immediately following the distribution, ACS will be an independent public company.

      The ACS shares issued in the distribution will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See Description of Capital Stock beginning on page 34.


      Patient Infosystems will use a book entry system to distribute the shares of ACS common stock in the distribution. Following the distribution, each record holder of Patient Infosystems stock on the Record Date will receive from the Distribution Agent a statement of the shares of ACS credited to the stockholder's account. If you are not a record holder of Patient Infosystems stock because your shares are held on your behalf by a broker or other nominee, your ACS shares will be credited to your account with your broker or nominee after the effective date of this registration statement. After the distribution, stockholders may request stock certificates from ACS' transfer agent instead of participating in the book entry system.

      No fractional ACS shares will be issued. If you own a fractional share of Patient Infosystems common stock as of the Record Date or own a number of Patient Infosystems shares that is not a multiple of two, you will receive the next higher whole number of ACS shares in the distribution. If you own less than two shares you will receive one ACS share.

      No Patient Infosystems stockholder will be required to pay any cash or other consideration for the ACS shares received in the distribution, or to surrender or exchange Patient Infosystems shares in order to receive ACS shares. The distribution will not affect the number of, or the rights attaching to, outstanding Patient Infosystems shares. No vote of Patient Infosystems stockholders is required or sought in connection with the distribution, and Patient Infosystems stockholders will have no appraisal rights in connection with the distribution.

      In order to receive shares of ACS common stock in the distribution, Patient Infosystems stockholders must be stockholders at the close of business on the Record Date.

Results of the Distribution

      After the distribution, ACS will be a separate public company operating the ancillary health benefits management business. Immediately after the distribution, ACS expects to have approximately holders of record of its common stock, and approximately 11,000,000 shares of its common stock outstanding. The distribution will not affect the number of outstanding Patient Infosystems shares or any rights of Patient Infosystems stockholders.

Quotation and Trading of ACS Shares

      Neither ACS nor Patient Infosystems makes recommendations on the purchase, retention or sale of shares of Patient Infosystems common stock or ACS common stock. You should consult with your own financial advisors, such as your broker, bank or tax advisor.

      If you do decide to purchase or sell any Patient Infosystems or ACS shares, you should make sure your broker, bank or other nominee understands whether you want to purchase or sell Patient Infosystems common stock or ACS common stock, or both. The following information may be helpful in discussions with your broker, bank or other nominee.


      Currently there is no public market for ACS common stock, although a when-issued market may develop prior to completion of the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the distribution, and if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the distribution, when-issued trading in respect of shares of ACS common stock will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that ACS common stock will be quoted by the OTC Bulletin Board under the proposed symbol .


      The ACS shares distributed to Patient Infosystems stockholders will be freely transferable, except for (1) ACS shares received by persons who may be deemed to be affiliates of ACS under the Securities Act, and (2) ACS shares received by persons who hold restricted shares of Patient Infosystems common stock. Persons who may be deemed to be affiliates of ACS after the distribution generally include individuals or entities that control, are controlled by, or are under common control with ACS and may include directors, officers and significant stockholders of ACS. Persons who are affiliates of ACS will be permitted to sell their ACS shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

      There can be no assurance as to whether shares of ACS common stock will be actively traded or as to the prices at which the shares of ACS common stock will trade. Some of the Patient Infosystems stockholders who receive shares of ACS common stock may decide that they do not want shares in a company consisting of the ancillary health benefits management business, and may sell their ACS shares following the distribution. This may delay the development of an orderly trading market in shares of ACS common stock for a period of time following the distribution. Until the ACS shares are fully distributed and an orderly market develops, the prices at which the ACS shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for ACS common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, ACS' results of operations, investors' perception of ACS and the ancillary health benefits management industry, the amount of dividends that ACS pays, changes in economic conditions in the ancillary health benefits management industry and general economic and market conditions.

      Following the distribution, Patient Infosystems expects that its common stock will continue to be listed and traded on the OTC Bulletin Board under the symbol PATY. As a result of the distribution, the trading price of Patient Infosystems common stock immediately following the distribution may be lower than the trading price of Patient Infosystems common stock immediately prior to the distribution. Following the distribution, Patient Infosystems' business will consist of its health management solutions segment. This retained business represented approximately 45% of Patient Infosystems' consolidated assets and 28% of Patient Infosystems' consolidated revenues as of and for the nine months ended September 30, 2004, after giving effect to the acquisition of CBCA Care Management by Patient Infosystems which occurred on September 22, 2004. Further, the combined trading prices of Patient Infosystems common stock and the ACS common stock after the distribution may be less than the trading prices of Patient Infosystems common stock immediately prior to the distribution.

      Even though Patient Infosystems is currently a publicly held company, there can be no assurance as to whether an active trading market for Patient Infosystems common stock will be maintained after the distribution or as to the prices at which the Patient Infosystems common stock will trade. Patient Infosystems stockholders may sell their Patient Infosystems common stock following the distribution. These and other factors may delay or hinder the return to an orderly trading market in the Patient Infosystems common stock following the distribution. Whether an active trading market for Patient Infosystems common stock will be maintained after the distribution and the prices for Patient Infosystems common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Patient Infosystems' results of operations, investors' perception of Patient Infosystems and health management solution industry, changes in economic conditions in the health management solution industry and general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of ACS common stock and/or Patient Infosystems common stock.

               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

      The following discussion summarizes the material U.S. federal income tax consequences resulting from the distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

      The following summary is for general information only and may not be applicable to stockholders who received their shares of Patient Infosystems stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Each stockholder's individual circumstances may affect the tax consequences of the distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Patient Infosystems stockholder is advised to consult his own tax advisor as to the specific tax consequences of the distribution and the affect of possible changes in tax laws.

General

      This distribution does not qualify as a tax-free distribution under
Section 355 of the Internal Revenue Code. The corporate-level tax to Patient Infosystems would be based upon the excess of the fair market value of shares of ACS common stock on the distribution date, over Patient Infosystems' adjusted tax basis for such shares on such date. We do not anticipate that there will be any corporate level tax.

      To the extent of Patient Infosystems' consolidated 2005 tax earnings and profits, the value of ACS common stock received by you in conjunction with this distribution may be treated as a taxable dividend. If Patient Infosystems does not have 2005 tax earnings and profits, the distribution will be tax-free to the extent of your basis in your Patient Infosystems stock. If Patient Infosystems does not have 2005 tax earnings and profits and the distribution exceeds the tax basis in your Patient Infosystems stock, the excess will be treated as a capital gain.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

                      REASONS FOR FURNISHING THIS DOCUMENT

      This document is being furnished solely to provide information to Patient Infosystems stockholders who will receive shares of ACS commons stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Patient Infosystems or ACS. Neither Patient Infosystems nor ACS will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the distribution.

   RELATIONSHIP BETWEEN PATIENT INFOSYSTEMS AND ACS FOLLOWING THE DISTRIBUTION

      Patient Infosystems will provide ACS services for a limited transition period, pursuant to a Transitional Services Agreement, in such areas as personnel and employee benefits for no fee the initial term of the agreement, and if the Transitional Services Agreement is extended, $12,000 per annum for a second term, and, $24,000 per annum for a third term and subsequent terms. Patient Infosystems will provide ACS substantially the same level of service and use at substantially the same degree of care as Patient Infosystems' personnel provided and used in providing such services prior to the distribution.

                          DESCRIPTION OF CAPITAL STOCK


      We are authorized to issue 50,000,000 shares of capital stock divided into
(i) 40,000,000 shares of common stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2005, there are 11,000,000 shares of our common stock outstanding, held of record by 1 stockholder. There are no shares of preferred stock outstanding.


Common Stock

      The holders of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

      o to receive any dividends as may be declared by the Board of Directors out of funds legally available for such purpose after payment of accrued dividends on the outstanding shares of preferred stock; and

      o in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock having preference over the common stock.

      All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

Preferred Stock

      Our Board of Directors has the authority, within the limitations set forth in our certificate of designations and certificate of incorporation to provide by resolution for the issuance of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series.

Warrants

      As of January 28, 2005, ACS is obligated to issue warrants to purchase a total of 974,950 of ACS common stock as compensation for certain debt guarantee by Mr. Pappajohn and Dr. Schaffer at an exercise price equal to the per share fair market value of ACS common stock to be established by the ACS Board of Directors based upon an independent appraisal. The strike price of the warrants was set at $.45.

Market for Common Stock

      Currently, ACS common stock is not publicly traded. Following the distribution, we anticipate shares of our common stock will be quoted on the OTC Bulletin Board under the proposed symbol .

Transfer Agent and Registrar

      Our transfer agent and registrar is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

      We currently have 11,000,000 shares of common stock outstanding. Of the 11,000,000 shares of common stock outstanding, up to 10,000,000 shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate", which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

      All of the remaining shares of common stock currently outstanding are "restricted securities" or owned by "affiliates", as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The restricted securities are not eligible for sale without registration under Rule 144. As of June 30, 2005, there were outstanding options and warrants to purchase 974,950 shares of our common stock.


Rule 144

      Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including any of our affiliates or persons whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      o     1% of our then outstanding shares of common stock; or

      o the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

      A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

      We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination", which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder", or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder", unless (i) the business combination or the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status; (ii) upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder", the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after the date the "interested stockholder" attained such status the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

      Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Our bylaws eliminate the right of stockholders to call special meetings of stockholders. These and other provisions may have the effect of delaying, deferring or preventing hostile takeovers or changes in the control or management of Patient Infosystems even if doing so would be beneficial to our stockholders.

Reports to Stockholders

      We will comply with the periodic reporting, proxy solicitation and other applicable requirements of the Exchange Act.

                                  LEGAL MATTERS

      The validity of the common stock offered by this prospectus will be passed upon by McCarter & English, LLP.

                                     EXPERTS

      The consolidated financial statements of American Caresource Holdings, Inc. and its predecessor, American CareSource Corporation, as of December 31, 2004 and 2003 and for the years ending December 31, 2004 and 2003 included in this prospectus have been audited by McGladrey & Pullen LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Commission maintains a website that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov.

      As a result of this Offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission.

                          INDEX TO FINANCIAL STATEMENTS

American Caresource Holdings, Inc.

Annual Financial Statements


Report of Independent Registered Public Accounting Firm                                                          F-2

Balance Sheets at December 31, 2004 and 2003                                                                     F-3

Statements of Operations for the years ended December 31, 2004 and 2003                                          F-4

Statements Stockholders' Equity (Deficit) for the years ended December 31, 2004 and 2003                         F-5

Statements of Cash Flows for the years ended December 31, 2004 and 2003                                          F-6

Notes to Financial Statements                                                                                    F-7

Quarterly Financial Statements

Balance Sheet at June 30, 2005 (unaudited)                                                                      F-17

Statements of Operations for the Three and Six Months Ended June 30, 2005 and 2004 (unaudited)                  F-18

Statements of  Stockholders' Equity for the six months ended June 30, 2005 and 2004 (unaudited)                 F-19

Statements of Cash Flows for the six months ended June 30, 2005 and 2004 (unaudited)                            F-20

Notes to Unaudited, Condensed Financial Statements                                                              F-21

McGladrey & Pullen
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors
American CareSource Holdings, Inc.
Irving, Texas

We have audited the accompanying balance sheets of American CareSource Holdings, Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004. We have also audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of American CareSource Corporation (predecessor company) for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of American CareSource Holdings, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2004 and the results of operations and cash flows of American CareSource Corporation (predecessor company) for the year ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

                                              /s/ McGladrey & Pullen, LLP


Des Moines, Iowa
February 18, 2005, except for share and per share data as to which the date is June 2, 2005, which has been adjusted for the stock split as described in Notel.

American Caresource Holdings, Inc.

Balance Sheets
December 31, 2004 and 2003


                                                               2004           2003
-------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                  $    16,749    $     1,710
Accounts receivable                                            460,691        486,435
Prepaid and other                                               12,795         15,942
                                                           --------------------------

Total current assets                                           490,235        504,087

PROPERTY AND EQUIPMENT, net                                    111,780        152,480

INTANGIBLE ASSETS, net                                       2,134,983        462,000

GOODWILL                                                     4,361,299      6,981,876
                                                           --------------------------

                                                           $ 7,098,297    $ 8,100,443
                                                           ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Excess of outstanding checks over bank balance             $        --    $   189,608
Due to service providers                                       369,553        709,982
Accounts payable and accrued liabilities                       385,899      1,134,325
Payable to Parent Company                                    1,651,536             --
Current maturities of long-term debt                            21,355        294,117
                                                           --------------------------

Total current liabilities                                    2,428,343      2,328,032
                                                           --------------------------

LONG-TERM DEBT, less current maturities                        219,325         40,295
                                                           --------------------------

STOCKHOLDERS' EQUITY
Common stock, par value $0.01, 40,000,000 shares
authorized and 11,000,000 outstanding as of
December 31, 2004 and 2003                                           1              1
Additional paid-in capital                                   7,281,866      5,732,115
Accumulated (deficit)                                       (2,831,238)            --
                                                           --------------------------
Total stockholders' equity                                   4,450,629      5,732,116
                                                           --------------------------

                                                           $ 7,098,297    $ 8,100,443
                                                           ==========================


See Notes to Financial Statements.

American Caresource Holdings, Inc.

Statements of Operations
Years Ended December 31, 2004 and 2003


                                                       2004            2003
-------------------------------------------------------------------------------
                                                                   (Predecessor
                                                                      Company)
Revenues:
Ancillary health                                   $  5,512,927    $  8,706,471
Patient claims                                          524,397         457,918
                                                   ----------------------------
                                                      6,037,324       9,164,389
Costs of revenues                                     5,840,589      10,196,728
                                                   ----------------------------
Contribution margin (deficit)                           196,735      (1,032,339)
                                                   ----------------------------

Operations expenses:
Selling, general and administrative expenses          1,913,976       2,193,780
Depreciation and amortization                           295,802          85,314
Impairment of goodwill                                  802,105              --
                                                   ----------------------------
Total operating expenses                              3,011,883       2,279,094
                                                   ----------------------------

Operating (loss)                                     (2,815,148)     (3,311,433)
                                                   ----------------------------

Other expense:
Interest expense                                         12,349         282,204
Other                                                     3,741           9,155
                                                   ----------------------------
                                                         16,090         291,359
                                                   ----------------------------

Net (loss)                                         $ (2,831,238)   $ (3,602,792)
                                                   ============================

Net (loss) per share - basic and diluted           $       (.26)            N/A
                                                   ============================

Weighted average common shares outstanding           11,000,000             N/A
                                                   ============================

See Notes to Financial Statements.

American Caresource Holdings, Inc.

Statements of Stockholders' (Deficit) Equity
Years Ended December 31, 2004 and 2003


                                       Common Stock                     Additional     Accumulated
                                          Shares          Amount     Paid-In Capital    (Deficit)         Total
Balance, December 31, 2002,
(predecessor company)                        28,500    $  4,500,100    $         --   $ (8,711,270)   $ (4,211,170)
Net (loss)                                       --              --              --     (3,602,792)     (3,602,792)
Forgiveness of shareholder debt                  --              --       2,422,703             --       2,422,703
                                       ---------------------------------------------------------------------------
Balance, December 31, 2003,
(predecessor company) preacquisition         28,500       4,500,100       2,422,703    (12,314,062)     (5,391,259)
Acquisition (Note 2)                    (10,971,500)     (4,500,099)      3,309,412     12,314,062      11,123,375
                                       ---------------------------------------------------------------------------
Balance, December 31, 2003               11,000,000               1       5,732,115             --       5,732,116
Parent contributions                             --              --       1,549,751             --       1,549,751
Net (loss)                                       --              --              --     (2,831,238)     (2,831,238)
                                       ---------------------------------------------------------------------------
Balance, December 31, 2004               11,000,000    $          1    $  7,281,866   $ (2,831,238)   $  4,450,629
                                       ===========================================================================


See Notes to Financial Statements.

American Caresource Holdings, Inc.

Statements of Cash Flows
Years Ended December 31, 2004 and 2003

                                                                            2004          2003
---------------------------------------------------------------------------------------------------
                                                                                      (Predecessor
                                                                                         Company)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                              $(2,831,238)   $(3,602,792)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Depreciation and amortization                                               295,802         85,314
Goodwill impairment                                                         802,105             --
Changes in operating assets and liabilities:
  Accounts receivable                                                        25,744        471,899
  Prepaid and other current assets                                            3,147          1,410
  Due to service providers                                                 (340,429)      (809,775)
  Accounts payable and accrued liabilities                                 (748,426)        73,060
                                                                        --------------------------
Net cash (used in) operating activities                                  (2,793,295)    (3,780,884)
                                                                        --------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                                          (44,995)       (29,868)
Proceeds from sale of equipment                                               3,475             --
Acquisition expense                                                         (68,093)            --
                                                                        --------------------------
Net cash (used in) investing activities                                    (109,613)       (29,868)
                                                                        --------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt                                                200,000      3,702,332
Principal payments on long-term debt                                       (293,732)      (238,446)
Parent contributions                                                      1,549,751             --
Net advances from Parent Company                                          1,651,536             --
Increase (decrease) in excess of outstanding checks over bank balance      (189,608)       189,608
                                                                        --------------------------
Net cash provided by financing activities                                 2,917,947      3,653,494
                                                                        --------------------------

Net increase (decrease) in cash                                              15,039       (157,258)

CASH
Beginning                                                                     1,710        158,968
                                                                        --------------------------
Ending                                                                  $    16,749    $     1,710
                                                                        ==========================

SUPPLEMENTAL CASH FLOW INFORMATION, cash paid
for interest                                                            $    21,483    $   147,727

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES, long-term debt forgiven by
shareholder                                                             $        --    $ 2,422,703

See Notes to Financial Statements.

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

Note 1. Summary of Significant Accounting Policies

Description of business: On November 24, 2003 American Caresource Holdings, Inc. (the "Company" or "American Caresource Holdings") was formed as a wholly owned subsidiary of Patient Infosystems, inc. ("PATY" or "Patient Infosystems"). On December 31, 2003, the assets and liabilities of American CareSource Corporation (predecessor company) were contributed by PATY to the Company. The Company is in the business of providing national administration, coordination and case management of ancillary healthcare services for employment groups through separate contracts with a national network of providers and it provides administration of patient claims for health care organizations.

Basis of presentation: The statements of operations, stockholders' (deficit) and cash flows for the year ended December 31, 2003 are from American CareSource Corporation (predecessor company). See Note 2 for a further description of the business combination.

Use of estimates in the preparation of financial statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Revenue recognition: The Company evaluates their service provider contracts using the indicators of EITF No. 99-19 "Reporting Gross Revenue as a Principal vs. Net as an Agent" (EITF 99-19) to determine whether the Company is acting as a principal or an agent in the fulfillment of services to be rendered.

Revenues are recorded gross when services by providers have been authorized and performed and collections from third party payors are reasonably assured. The Company acts as principal under EITF 99-19 when settling claims for service providers through their contracted service provider network for the following reasons:

The Company negotiates a contract with the service provider and also negotiates contracts with payors. Neither the service provider nor the payor can look through the Company and claim directly against the other party. Both contracts with these parties are separate and each only contracts with the Company. Each party deals directly with the Company and does not deal with each other directly.

The Company determines through negotiations which payor will be included or excluded in the network to be offered to the service provider, based on price, access, etc.

The Company does not earn a fixed dollar amount per customer transaction regardless of the amount billed to customers or earn a stated percentage of the amount billed to its customers.

The Company is responsible to the service provider for processing the claim and managing the claim their adjustor processes.

The Company sets prices to be settled with payors and separately negotiates the prices to be settled with the service providers.

The Company may realize a positive or negative margin represented by the difference between the negotiated fees received from the payor and the negotiated amount paid to the service providers.

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

When claims are recorded gross, the payor's payment to be Company is recorded as revenue and the Company's payment to the service provider is recorded as cost of revenue in the statement of operations. The Company does, however, record revenue on a net basis when an agency relationship exists. When the Company receives a fee for claims processing and there are no financial risks to the Company, then only the claims processing fee is recorded as revenue.

The Company does not have responsibility to collect co-payments to be made or co-insurance claims to be received. Accordingly, co-payments or co-insurance claims collected are not recorded as either revenue or cost of sales.

Costs of revenues: Costs of ancillary health revenues consist of expenses due to providers for providing employee (patient) services and the related direct labor and overhead of providing such services. The Company is not liable for costs incurred by independent contract service providers until payment is received by the Company from the payors. The Company recognizes actual or estimated liabilities to independent contract service providers as related revenues are recognized. Costs of patient claims revenues consist of direct labor and overhead to administer the patient claims.

Concentration of revenues: The Company has four customers which comprise the following approximate amounts of Company revenues and accounts receivable:

                                 2004                                           2003
                Accounts                      % of Total       Accounts                      % of Total
               Receivable       Revenue         Revenue       Receivable       Revenue         Revenue
Customer A     $  155,000     $2,396,000              40%     $   79,000     $  987,000              11%
Customer B        194,000      1,724,000              29         159,000      2,050,000              22
Customer C         81,000        644,000              11         110,000      1,032,000              11
Customer D             --        563,000               9         102,000      4,133,000              45
               ----------------------------------------------------------------------------------------
               $  430,000     $5,327,000              89%     $  450,000     $8,202,000              89%
               ========================================================================================

Effective December 19, 2003, Customer D notified the Company that they would terminate their contract for services.

Cash and cash equivalents: All highly liquid investments with original maturities of twelve months or less are considered to be cash equivalents.

Accounts receivable: Accounts receivable are reported at amounts expected to be received from third party payors and other customers.

Because of the nature of the Company's business, all receivable amounts are expected to be collected, hence, the Company does not have an allowance for doubtful accounts.

Payable to Parent Company: This amount results from cash advances from the parent subsequent to the acquisition.

Fair value of financial instruments: The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, a line of credit and long-term debt. The fair value of instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of short-term financial instruments approximates their recorded values due to the short-term nature of the instruments. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

Property and equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and on the straight-line and accelerated methods for tax purposes. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the lease term, whichever is shorter. Ordinary maintenance and repairs are charged to operations. Expenditures that extend the physical or economic life of property and equipment are capitalized.

The estimated useful lives of property and equipment are as follows:

Leasehold improvements                                                 5 years
Computer equipment                                                   3 - 5 years
Furniture and fixtures                                                 7 years
Software                                                             3 - 5 years

The Company periodically reviews the carrying value of its long-lived assets for possible impairment. In management's opinion, there is no impairment of such assets at December 31, 2004.

Intangible assets: The Company's intangible assets result from the allocation of the purchase price from the December 31, 2003 acquisition of the assets of American Caresource Corporation by Patient Information Systems (PATY). The allocation was based on an independent appraisal of the acquired assets. The only significant intangible assets other than goodwill that were identified in these appraisals were the provider contracts and internally developed claims payment and billing software. Each of these items is being amortized using the straight line method over its expected useful life, 5 years for the software and 15 years for the provider contracts.


As of the acquisition date, there were approximately 12,000 providers under contract with American CareSource. Our experience to date is that we have less than 2% annual turnover or attrition of these providers. The provider contracts are being accounted for on a pooled basis and the actual cancellation rates of these contracts that were acquired will be monitored for potential impairment or amortization adjustment, if warranted. The company will test for potential impairment each quarter by re-evaluating the projected cashflows the company expects to generate from these contracts. The cost of adding additional providers is considered an ongoing operating expense.


The following is a summary of the intangible assets as of December 31, 2004:

                                               Gross Carrying       Accumulated
                                                   Amount          Amortization
                                               --------------------------------

Software                                         $  427,581         $   85,516
Provider contracts                                1,920,984            128,066
                                               --------------------------------
                                                 $2,348,565         $  213,582
                                               ================================

The estimates aggregate amortization expenses for the next five years are as follows:

                                                                     Estimated
                                                                    Amortization
                                                                      Expense
                                                                    ------------
Year ending December 31:
2005                                                                 $  214,000
2006                                                                    214,000
2007                                                                    214,000
2008                                                                    214,000
2009                                                                    128,000
                                                                     ----------
                                                                     $  984,000
                                                                     ==========

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

Goodwill: The following is a summary of activity of goodwill as of December 31, 2004:

Balance, December 31, 2003                                          $ 6,981,876
Acquisition costs (Note 2)                                               68,093
Final valuation adjustments (Note 2)                                 (1,886,565)
                                                                    -----------
Adjusted balance                                                      5,163,404
Impairment loss                                                        (802,105)
                                                                    -----------
Balance, December 31, 2004                                          $ 4,361,299
                                                                    ===========

The goodwill is tested annually for impairment and was last tested as of December 31, 2004. Based on an independent valuation, a goodwill impairment loss of $802,105 was recognized. The fair value was estimated using the expected present value of future cash flows.

Research and development: Research and development costs are expensed as incurred.


Earnings per common share: Basic earnings per share is computed by dividing net loss by the weighted average number of shares outstanding during each of the periods. Since there are no dilutive securities, diluted earnings per share is the same amount. Amounts presented reflect the 110,000 for one stock split effected June 2, 2005.

Stock split and change to authorized shares: On May 25, 2005 the Company amended its Certificate of Incorporation increasing the number of authorized common shares to 40,000,000 shares and authorizing 10,000,000 preferred shares. On June 2, 2005, the Company effected a 110,000 for one stock split on the common shares outstanding at the time. After the split, the Company had 11,000,000 shares outstanding. Amounts presented for share and per share data are shown after giving effect to the stock split.


Income taxes: As of December 31, 2004, the Company files consolidated tax returns with Patient Infosystems, its parent. The Company records its tax expense using the separate company method. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The net deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets or liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when in the opinion of management it is more likely than not that some portion or all of the deferred tax assets will not be realized.

New accounting pronouncements: In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123 (Revised), Share-Based Payment (FAS 123(R)), establishing accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) covers a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based stock awards, stock appreciation rights and employee stock purchase plans. SFAS 123(R) replaces existing requirements under SFAS No. 123, Accounting for Stock-Based Compensation, and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The provisions of SFAS 123(R) are effective for Patient Infosystems on January 1, 2006. The Company is currently assessing the financial statement impact of adopting SFAS 123(R).

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29 (SFAS No. 153), addressing the measurement of exchanges of nonmonetary assets. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar production assets in APB Opinion No. 29, Accounting for Nonmonetary Exchanges and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 with earlier application permitted.

The Company does not expect adoption of the provisions of SFAS No. 153 to have a material impact on the consolidated financial statement, results of operations or liquidity of Patient Infosystems.

Note 2. Initial Formation of American Caresource Holdings, Inc.

On December 31, 2003, the Parent Company, Patient Infosystems, Inc. (PATY), acquired substantially all the assets and liabilities of American CareSource Corporation for a total purchase price of $5,800,209. Simultaneously, PATY contributed the assets and liabilities acquired to its wholly owned subsidiary, American Caresource Holdings, Inc. American Caresource Holdings, Inc. was incorporated on November 24, 2003. The purchase consideration included (a) 1,100,000 shares of common stock valued at $1,848,000; (b) $3,679,499 of notes and accrued interest owed Patient Infosystems by American CareSource Corporation that was extinguished by the business combination and (c) $272,710 of direct expenses associated with the acquisition. The common stock, issued in the transaction was valued at $1.68 per share based upon the measurement date for this transaction of April 14, 2003, which is the date the terms of the proposed transaction were agreed upon and announced to the public.

During 2004, the Company completed its valuation for the allocation of identifiable intangible assets and goodwill. As a result of the valuation, $1,886,565 was allocated from goodwill to identifiable intangible assets. In addition, $68,093 of additional expenses were incurred during 2004 and added to goodwill. After giving effect to these items, information related to the assets and liabilities contributed to American Caresource Holdings is as follows:

Purchase price                                                      $ 5,800,209
                                                                    ===========

Purchase allocation:
Current assets                                                      $   504,087
Property and equipment                                                  152,480
Identifiable intangible assets                                        2,348,565
Current liabilities                                                  (2,033,915)
Long-term debt                                                         (334,412)
Goodwill                                                              5,163,404
                                                                    -----------
                                                                    $ 5,800,209
                                                                    ===========

The acquisition has been accounted for using the purchase method of accounting and, accordingly, the results of operations have been included in the financial statements since the date of the acquisition.

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

Note 3. Property and Equipment

Property and equipment consist of the following:

                                                        2004              2003
                                                      --------------------------

Computer equipment                                    $126,083          $116,999
Software                                                26,361             7,408
Furniture and fixtures                                  19,887            21,889
Leasehold improvements                                  18,811             6,184
                                                      --------------------------
                                                       191,142           152,480
Less accumulated depreciation and amortization         (79,362)               --
                                                      --------------------------
                                                      $111,780          $152,480
                                                      ==========================

Included in property and equipment are capitalized leases as follows:

                                                        2004              2003
                                                      --------------------------

Computer equipment                                    $ 57,643          $ 57,643
Less accumulated amortization                          (23,527)               --
                                                      --------------------------
                                                      $ 34,116          $ 57,643
                                                      ==========================

Note 4. Letter of Credit

The Company had outstanding irrevocable standby letters of credit (LOC's) of $1,000,000 at December 31, 2003. These LOC's acted as a guarantee of payment to a certain third party in accordance with specified terms and conditions. The LOC's were unconditionally guaranteed by certain stockholders of the Company and expired in June 2004. There were no draws on the LOC's during their terms.

Note 5. Line of Credit and Long-Term Debt

On December 1, 2004, the Company entered into a line of credit agreement with Wells Fargo Bank, NA totaling $300,000. The line of credit is unconditionally guaranteed by two directors of the Parent Company. The line of credit bears interest at the bank's index rate (5.25% at December 31, 2004) and has a scheduled expiration date of July 31, 2006. The outstanding principal owed by the Company as of December 31, 2004 was $200,000.

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

Long-term debt including the line of credit consists of the following:

                                                                                         2004               2003
                                                                                     -----------------------------
Unsecured noninterest bearing note to a stockholder, payable
in monthly installments of $10,127, maturing in December 2003.                               --             40,507

Unsecured noninterest bearing obligation to a stockholder,
payable in monthly installments of $5,000, maturing in April 2004.                           --             15,732

Unsecured loan at index rate plus 2.5% (6.5%) to a
stockholder, due on demand.                                                                  --             30,478

19% obligation assumed and due an individual in connection
with the purchase of certain assets, payable in monthly
installments of $2,000, maturing in December 2003.                                           --             11,577

5% unsecured note payable to a client, with principal and
interest maturing in Mach 2004.                                                              --            165,000

Line of credit payable to Wells Fargo Bank, NA maturing July 2006.                      200,000                 --

Other                                                                                        --              7,610

Capital lease obligations (Note 7)                                                       40,680             63,508
                                                                                     -----------------------------
                                                                                        240,680            334,412
Less current maturities                                                                 (21,355)          (294,117)
                                                                                     -----------------------------
Long-term debt, less current maturities                                              $  219,325         $   40,295
                                                                                     =============================

Scheduled payments in each of the next four years and thereafter on the debt and capital lease obligations are as follows:

Year ending December 31:
2005                                                                  $   21,355
2006                                                                     212,748
2007                                                                       6,577
2008                                                                          --
                                                                      ----------
                                                                      $  240,680
                                                                      ==========

On February 2, 2005, the Company increased its line of credit with Wells Fargo Bank Iowa, N.A. (see Note 9).

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

Note 6. Income Taxes

Differences between financial accounting principles and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes.

The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under SFAS 109 and consisted of the following components:

                                                      2004                2003
                                                  ------------------------------

Deferred tax assets:
Operating loss carryforward                       $  753,000           $      --
Goodwill                                             156,000                  --
Accrued vacation /compensation                        36,000                  --
Other depreciation                                    17,000                  --
                                                  ------------------------------
                                                     962,000                  --
Valuation allowance                                 (962,000)                 --
                                                  ------------------------------
                                                  $       --           $      --
                                                  ==============================

The valuation allowance increased $962,000 during the year ended December 31, 2004. The acquisition of all the assets of American CareSource Corporation by PATY (described in Note 2) resulted in the elimination of all its prior deferred tax assets and related valuation allowance.

The Company has a net operating loss carryforward of approximately $2,214,000 which begins to expire in 2024. The net operating loss carryforward for American CareSource Corporation was not acquired by PATY (see Note 2).

Note 7. Commitments and Contingencies

Operating leases: The Company leases an automobile, certain equipment and office space under noncancelable lease agreements, which expire at various dates through April 2008.

At December 31, 2004 minimum annual lease payments for operating and capital leases are approximately as follows:

                                       Capital        Operating
                                        Leases          Leases           Total
                                     -------------------------------------------

2005                                 $   23,000       $  204,000      $  227,000
2006                                     13,000          185,000         198,000
2007                                      6,000          185,000         191,000
2008                                         --           73,000          73,000
                                     -------------------------------------------
Total minimum lease payments             42,000       $  647,000      $  689,000
                                                      ==========================
Less amount representing interest        (1,000)
                                     ----------
                                     $   41,000
                                     ==========

Rent expense related to operating leases was approximately $222,000 and $270,000 for the years ended December 31, 2004 and 2003, respectively.

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

Employment agreements: The Company has executed employment agreements with two employees effective through various dates from October 2005 to June 2006, providing for minimum annual salaries and incentives.

Contingencies: The Company is party to certain complaints arising from certain former employees. Management believes that the ultimate resolution of these complaints will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

Note 8. Basic and Diluted Loss Per Share


The calculations for the basic and diluted loss per share were based upon loss attributable to common shareholders of $2,831,238 and a weighted average number of common shares outstanding of 11,000,000 for the years ended December 31, 2004 (see Note 1). No options or warrants were outstanding for the year ended December 31, 2004. Earnings per share information is not presented for 2003 (predecessor company) because those amounts would not be meaningful.


Note 9. Subsequent Events


On February 2, 2005, the Company entered into the First Addendum to the Credit Agreement with Wells Fargo Bank Iowa, N.A., which increased the amount of that credit facility to $3,000,000. Dr. Schaffer and Mr. Pappajohn, directors of both Patient Infosystems and ACS, guaranteed these extensions. The Company repaid $1,000,000 of debt to PATY using its credit facility. The Company issued warrants to purchase 974,950 shares of the Company's common stock at the fair market value per share to be established by the Company's Board of Directors based upon an independent appraisal. The strike price of the warrants was established at $0.45 per warrant by the ACS Board of Directors.


On February 14, 2005, the Company filed with the Securities and Exchange Commission a prospectus that relates to the distribution by dividend to all the shareholders of Patient Infosystems of up to 10,000,000 shares of common stock of the Company. Patient Infosystems is not selling any shares of the Company common stock in this offering and, therefore, will not receive any proceeds from this offering. 1,000,000 shares will be retained by Patient Infosystems.

The Company is currently a wholly owned subsidiary of Patient Infosystems. After the distribution, the Company will be an independent public company.

Under the proposed distribution, holders of Patient Infosystems' common stock would receive one share of the Company's common stock for every two shares of Patient Infosystems' common stock that they hold. Holders of fewer than two shares of Patient Infosystems common stock will receive one share of the Company's common stock. Holders of Patient Infosystems Series C preferred stock of Series D preferred stock will receive one share of the Company's common stock for every two shares of Patient Infosystems' common stock which are issuable upon the conversion of the preferred stock they hold.

American Caresource Holdings, Inc.

Notes to Financial Statements
--------------------------------------------------------------------------------

Note 10. Quarterly Results (Unaudited)

The following is a summary of the unaudited interim results of operations by quarter:

                                   First          Second         Third         Fourth
                                --------------------------------------------------------
Year ended December 31, 2004:
Revenues                        $ 1,676,510    $ 1,393,196    $ 1,406,376    $ 1,561,242
Gross margin                         (4,528)        51,347        (40,490)       190,406
Net (loss)                         (821,263)      (428,614)      (446,265)    (1,135,096)
Net (loss) per common share       (8,212.63)     (4,286.14)     (4,462.65)    (11,350.96)

Year ended December 31, 2003:
Revenues                        $ 2,581,617    $ 2,198,514    $ 2,183,344    $ 2,200,914
Gross margin                       (403,735)      (279,890)      (204,139)      (144,575)
Net (loss)                       (1,094,692)      (999,653)      (860,386)      (648,061)
Net (loss) per common share             N/A            N/A            N/A            N/A

American Caresource Holdings, Inc.


Notes to Unaudited Condensed Financial Statements for the Period Ended June 30, 2005
--------------------------------------------------------------------------------

Condensed Balance Sheet (unaudited)
June 30, 2005


ASSETS                                                             June 30, 2005
                                                                   -------------

CURRENT ASSETS
   Cash and cash equivalents                                        $    29,660
   Accounts receivable
                                                                        436,922
   Prepaid and other
                                                                         52,393
                                                                    -----------

            Total current assets
                                                                        518,975

PROPERTY AND EQUIPMENT, net
                                                                        221,886

INTANGIBLE ASSETS, net                                                2,028,195

GOODWILL                                                              4,361,299
                                                                    -----------

                                                                    $ 7,130,355
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Due to service providers                                         $   362,366
   Accounts payable and accrued liabilities
                                                                        486,079
   Current maturities of long-term debt
                                                                         20,077
                                                                    -----------

            Total current liabilities
                                                                        868,522
                                                                    -----------

LONG-TERM DEBT, less current maturities
                                                                      2,948,872
                                                                    -----------

STOCKHOLDERS' EQUITY
   Common stock, par value $0.01, 40,000,000 shares
     authorized and 11,000,000 outstanding as of
     June 30, 2005                                                      110,000

   Additional paid-in capital                                         7,386,357

   Deferred debt issuance cost                                         (154,909)

   Accumulated (deficit)                                             (4,028,487)
                                                                    -----------

            Total stockholders' equity                                3,312,961
                                                                    -----------

                                                                    $ 7,130,355
                                                                    ===========



See Notes to Unaudited Condensed Financial Statements

American Caresource Holdings, Inc.


Notes to Unaudited Condensed Financial Statements for the Period Ended June 30, 2005
--------------------------------------------------------------------------------

Condensed Statements of Operations (unaudited)
Three and Six Months Ended June 30, 2005 and 2004

                                                   Three Months Ended                Six Months Ended
                                                         June 30,                        June 30,
                                                   2005            2004            2005            2004
-----------------------------------------------------------------------------------------------------------
Revenues, ancillary benefits management fees    $ 1,038,817     $ 1,393,196       2,348,001       3,069,706
                                                -----------------------------------------------------------

Cost and expenses:
   Cost of sales                                  1,090,913       1,341,849       2,352,552       3,022,887
   Operating expenses                               566,724         474,063       1,098,316       1,288,296
                                                -----------------------------------------------------------
            Total cost and expenses               1,657,637       1,815,912       3,450,868       4,311,183
                                                -----------------------------------------------------------

            Operating (loss)                       (618,820)       (422,716)     (1,102,867)     (1,241,477)
                                                -----------------------------------------------------------

Other expense:
   Interest expense, net                             31,563           5,898          42,180           8,399
   Debt issuance cost                                35,748              --          59,580              --
   (Gain) on disposal of assets                      (7,378)             --          (7,378)             --
                                                -----------------------------------------------------------
            Total other cost and expenses            59,933           5,898          94,382           8,399
                                                -----------------------------------------------------------

            Net (loss)                          $  (678,753)    $  (428,614)    $(1,197,249)    $(1,249,876)
                                                ===========================================================

Net (loss) per share - basic and diluted        $      (.06)    $      (.04)    $      (.11)    $      (.11)
                                                ===========================================================

Weighted average common shares outstanding       11,000,000      11,000,000      11,000,000      11,000,000
                                                ===========================================================


See Notes to Unaudited Condensed Financial Statements.

American Caresource Holdings, Inc.


Notes to Unaudited Condensed Financial Statements for the Period Ended March 31, 2005
--------------------------------------------------------------------------------

Condensed Statements of Stockholders' Equity (unaudited)
Six Months Ended June 30, 2005 and 2004

                                                                                 Deferred
                                          Common Stock                             Debt
                                   --------------------------     Additional     Issuance       Accumulated
                                      Shares         Amount    Paid In Capital     Cost          (Deficit)         Total
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2003        11,000,000    $         1    $ 5,732,115             --     $        --     $ 5,732,116
   Parent contributions                     --             --      2,121,659             --              --       2,121,659
   Net (loss)                               --             --             --             --      (1,249,877)     (1,249,877)
                                   -----------    -----------    -----------    -----------     -----------     -----------
Balance at June 30, 2004            11,000,000    $         1      7,853,774             --      (1,249,877)      6,603,898
                                   ===========    ===========    ===========    ===========     ===========     ===========

Balance at December 31, 2004        11,000,000    $         1      7,281,866             --     $(2,831,238)    $ 4,450,629
    Issuance and amortization of
    Warrants                                --             --        214,490       (154,909)                         59,581
Effect of Stock Split
   Net (loss)                               --        109,999       (109,999)            --      (1,197,249)     (1,197,249)
                                   -----------    -----------    -----------    -----------     -----------     -----------
Balance at June 30, 2005            11,000,000    $   110,000    $ 7,386,357    $  (154,909)    $(4,028,487)    $ 3,312,961
                                   ===========    ===========    ===========    ===========     ===========     ===========


See Notes to Unaudited Condensed Financial Statements.

American Caresource Holdings, Inc.


Notes to Unaudited Condensed Financial Statements for the Period Ended March 31, 2005
--------------------------------------------------------------------------------

Condensed Statements of Cash Flows (unaudited)
Six Months Ended June 30, 2005 and 2004

                                                                 June 30,        June 30,
                                                                   2005            2004
------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss)                                                  $(1,197,249)    $(1,249,876)
   Adjustments to reconcile net (loss) to net cash
   (used in) operating activities:
     Depreciation and amortization                                 160,426         168,490
     Gain on disposal of assets                                     (7,378)
     Compensation related to warrants                               59,580              --
     Changes in operating assets and liabilities:
        Accounts receivable                                         23,769          (5,920)
        Prepaid and other                                          (39,598)          2,387
        Accounts payable and accrued liabilities                   100,180        (636,233)
        Due to service providers                                    (7,187)       (245,133)
                                                               ---------------------------
            Net cash (used in) operating activities               (907,457)     (1,966,285)
                                                               ---------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                             (188,021)        (46,208)
   Proceeds from sale of equipment                                  31,656           3,475
                                                               ---------------------------
            Net cash (used in) investing activities               (156,365)        (42,733)
                                                               ---------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from long-term debt                                  1,993,328              --
   Principal payments on long-term debt                            (43,256)       (271,522)
   Change in excess of outstanding checks over bank balance             --        (189,608)
   Net (payments)/advances to/from Parent Company                 (873,339)      2,552,988
                                                               ---------------------------
            Net cash provided by financing activities            1,076,733       2,091,858
                                                               ---------------------------

            Net increase in cash and cash equivalents               12,911          82,840

CASH AND CASH EQUIVALENTS
   Cash and cash equivalents at beginning of period                 16,749           1,710
                                                               ---------------------------
   Cash and cash equivalents at end of period                  $    29,660     $    84,550
                                                               ===========================


See Notes to Unaudited Condensed Financial Statements.

American Caresource Holdings, Inc.


Notes to Unaudited Condensed Financial Statements for the Period Ended June 30, 2005
--------------------------------------------------------------------------------


Note 1. Summary of Significant Accounting Policies

Description of business: American Caresource Holdings, Inc. (the Company) a Delaware corporation, is a subsidiary of Patient Infosystems, Inc. (PATY). The Company was originally formed as Health Data Solution, Inc. in Indiana in October 1997. It was acquired by PATY on December 31, 2003. It is in the business of providing national administration, coordination and case management of ancillary healthcare services for employment groups through separate contracts with a national network of providers and it provides administration of patient claims for health care organizations.

On February 14, 2005, the Company filed with the Securities and Exchange Commission a prospectus that relates to the distribution by dividend to all the shareholders of Patient Infosystems of up to 10,000,000 shares of common stock of the Company. Patient Infosystems is not selling any shares of the Company common stock in this offering and, therefore, will not receive any proceeds from this offering. 1,000,000 shares will be retained by Patient Infosystems.

The Company is currently a wholly owned subsidiary of Patient Infosystems. After the distribution, the Company will be an independent public company.

Under the proposed distribution, holders of Patient Infosystems' common stock would receive one share of the Company's common stock for every two shares of Patient Infosystems' common stock that they hold. Holders of fewer than two shares of Patient Infosystems common stock will receive one share of the Company's common stock. Holders of Patient Infosystems Series C preferred stock of Series D preferred stock will receive one share of the Company's common stock for every two shares of Patient Infosystems' common stock which are issuable upon the conversion of the preferred stock they hold.


The accompanying financial statements for the three and six month periods ended June 30, 2005 and June 30, 2004 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto, for the year ended December 31, 2004, together with management's discussion and analysis of financial condition and results of operations. The results of operations for the three and six months ended June 30, 2005 and 2004 are not necessarily indicative of the results for the entire year.


Issuance of Warrants: The Company has issued warrants to shareholders and directors in exchange for a guarantee of Company debt. The warrants were valued at the date of the grant using the Black-Scholes model and this amount was credited to additional paid-in capital with a corresponding debit to deferred debt issuance cost, a contra-equity account. These deferred debt issuance costs are being amortized to expense over the life of the guarantee.


Issuance of stock options: In May, 2005 the Company authorized 2,000,000 options and granted options to employees and directors to purchase 1,349,500 common shares at a price of $.35 per share, the estimated market value at the date of the grant. The options have vesting provisions which vary from immediate vesting to vesting over four years.

Concentration of revenues: The Company has five customers which comprise the following approximate amounts of year to date Company revenues and accounts receivable at June 30, 2005:

                 Six Months Ended June 30, 2005          Six Months Ended June 30, 2004
              ------------------------------------    ------------------------------------
                Accounts                % of Total     Accounts                % of Total
               Receivable     Revenue     Revenue     Receivable     Revenue     Revenue
Customer A    $  128,117    $  512,975      49%      $  214,059    $  703,559      50%
Customer B       275,008       267,643      26          195,769       343,521      25
Customer C        55,362        73,713       7          121,773       194,325      14
Customer D        19,105        60,039       6           11,471        34,424       2
Customer E        10,125        33,803       3           18,241        23,620       2
              -----------------------------------------------------------------------
              $  487,717    $  948,173      91%      $  561,313    $1,299,449      93%
              =======================================================================





Stock Based Compensation: The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation". As permitted by SFAS No. 123, the Company continues to measure compensation for such plans using the intrinsic value based method of accounting, prescribed by Accounting Principles Board ("APB"), Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the date of grant for awards consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                          Three Months Ended                   Six Months Ended
                                               June 30,                            June 30,
                                        2005              2004              2005              2004
                                   --------------    --------------    --------------    ------------
Net loss attributable to common
shareholders - as reported         $     (678,753)   $     (428,614)   $   (1,197,249)   $ (1,249,876)

Stock compensation expense                (44,367)               (0)          (44,367)             (0)
                                   --------------    --------------    --------------    ------------
Net loss - pro forma                     (723,120)         (428,614)       (1,241,616)     (1,249,876)
                                   ==============    ==============    ==============    ============

Net loss per share - basic
  and diluted - as reported        $         (.06)   $         (.04)   $         (.11)   $       (.11)
                                   ==============    ==============    ==============    ============

Net loss per share - basic
  and diluted - pro forma          $        (0.07)   $        (0.04)   $        (0.11)   $      (0.11)
                                   ==============    ==============    ==============    ============

Weighted average common shares         11,000,000        11,000,000        11,000,000      11,000,000

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using an expected life of 5 years and assumed risk-free interest rates of 3.85% as of June 30, 2005. The assumed dividend yield was zero. The Company has used a volatility factor of 60% as of June 30, 2005. For purposes of pro forma disclosure, the estimated fair value of each option is amortized to expense over such option's vesting period.

American Caresource Holdings, Inc.


Notes to Unaudited Condensed Financial Statements for the Period Ended June 30, 2005
--------------------------------------------------------------------------------


Intangible assets: The Company's intangible assets result from the allocation of the purchase price from the December 31, 2003 acquisition of the assets of American Caresource Corporation by Patient Information Systems (PATY). The allocation was based on an independent appraisal of the acquired assets. The only significant intangible assets other than goodwill that were identified in these appraisals were the provider contracts and internally developed claims payment and billing software. Each of these items is being amortized using the straight line method over its expected useful life, 5 years for the software and 15 years for the provider contracts.


As of the acquisition date, there were approximately 12,000 providers under contract with American CareSource. As of August 1, 2005, the company has approximately 20,000 providers under contract. Our experience to date is that we have less than 2% annual turnover or attrition of these providers. The provider contracts are being accounted for on a pooled basis and the actual cancellation rates of these contracts that were acquired will be monitored for potential impairment or amortization adjustment, if warranted. The company will test for potential impairment each quarter by re-evaluating the projected cashflows the company expects to generate from these contracts. As of June 30, 2005 there is no impairement of this intangible asset. The cost of adding additional providers is considered an ongoing operating expense.

The following is a summary of the intangible assets as of June 30, 2005:

                                               Gross Carrying        Accumulated
                                                   Amount           Amortization
                                               ---------------------------------

Software                                         $  427,581          $  128,272
Provider contracts                                1,920,984             192,098
                                                 ------------------------------
                                                 $2,348,565          $  320,370
                                                 ==============================


The estimates aggregate amortization expenses for the next five years are as follows:

                                                                     Estimated
                                                                    Amortization
                                                                      Expense
                                                                    ------------
Year ending December 31:
2005                                                                 $  214,000
2006                                                                    214,000
2007                                                                    214,000
2008                                                                    214,000
2009                                                                    128,000
                                                                     ----------
                                                                     $  984,000
                                                                     ==========


Earnings per common share: Basic earnings per share is computed by dividing net loss by the weighted average number of shares outstanding during each of the periods. Diluted earnings per share is the same amount, because all outstanding stock options have been excluded from the calculation of diluted earnings per share since they are antidilutive.

The calculations for the basic and diluted loss per share were based upon loss attributable to common shareholders and a weighted average number of common shares outstanding of 11,000,000 for the quarterly periods ended June 30, 2005 and 2004. No options or warrants were outstanding in 2004. Amounts presented for share and per share data are shown after giving effect to the 110,000 for one stock split effected June 2, 2005.

Stock split and change to authorized shares: On May 25, 2005 the Company amended its Certificate of Incorporation increasing the number of authorized common shares to 40,000,000 shares and authorizing 10,000,000 preferred shares. On June 2, 2005, the Company effected a 110,000 for one stock split on the common shares outstanding at the time. After the split, the Company had 11,000,000 shares outstanding. Amounts presented for share and per share data here shown after giving effect to the stock split.


New accounting pronouncements: In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123 (Revised), Share-Based Payment (FAS 123(R)), establishing accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) covers a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based stock awards, stock appreciation rights and employee stock purchase plans. SFAS 123(R) replaces existing requirements under SFAS No. 123, Accounting for Stock-Based Compensation, and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The provisions of SFAS 123(R) are effective for Patient Infosystems on January 1, 2006. The Company is currently assessing the financial statement impact of adopting SFAS 123(R).

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29 (SFAS No. 153), addressing the measurement of exchanges of nonmonetary assets. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar production assets in APB Opinion No. 29, Accounting for Nonmonetary Exchanges and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 with earlier application permitted.

American Caresource Holdings, Inc.


Notes to Unaudited Condensed Financial Statements for the Period Ended June 30, 2005
--------------------------------------------------------------------------------


The Company does not expect adoption of the provisions of SFAS No. 153 to have a material impact on the consolidated financial statement, results of operations or liquidity of Patient Infosystems.


Note 2. Line of Credit

On January 28, 2005, the Company entered into the First Addendum to the Credit Agreement with Wells Fargo Bank, Iowa, N.A., increasing the amount of that credit facility to $3,000,000, which line was increased to $4,000,000 on August 9, 2005. Dr. Schaffer and Mr. Pappajohn, directors of both Patient Infosystems and ACS, guaranteed these extensions. The Company repaid $1,000,000 of debt to PATY using its credit facility. In return for the personal guarantees, the Company issued warrants to purchase 974,950 shares of the Company's common stock with a strike price of $0.45 per share based on the current net book value of the Company which approximated fair market value. For accounting purposes, the Company estimated the value of the warrants at $0.22 per warrant or $214,489 using the Black-Scholes model. In connection with the increased credit line, ACS may issue additional warrants as compensation for Mr. Pappajohn and Dr. Schaffer's guarantees. Any additional warrants will be granted in proportion and under similar terms and conditions to the previously issued warrants.





The line of credit bears interest at the bank's index rate (6.00% at June 30, 2005) and has a scheduled expiration date of July 31, 2006. The outstanding principal owed by the Company as of June 30, 2005 was $2,100,000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware. In addition, our Certificate of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against those persons by reason of serving or having served as officers, directors or in other capacities to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware.

      Our bylaws provide the power to indemnify our officers, directors, employees and agents or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Item 25. Other Expenses of Issuance and Distribution

      Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                         Amount

Registration Fee                                                        $    530
Legal Fees and Expenses                                                 $ 50,000
Accounting Fees and Expenses                                            $ 25,000
Consulting Fees                                                         $ 15,000
Miscellaneous                                                           $  9,470
                                                                        --------
                                                                TOTAL   $100,000

Item 26. Recent Sales of Unregistered Securities

      ACS is obligated to issue warrants to purchase a total of 974,950 of ACS common stock as compensation for certain debt guarantee by Mr. Pappajohn and Dr. Schaffer at an exercise price equal to the per share fair market value of ACS common stock to be established by the ACS Board of Directors based upon an independent appraisal.

Item 27. Exhibits

Exhibit #      Description of Exhibits

3.1(2)         Certificate of Incorporation

3.2(2)         By-Laws


3.3*           Amendment to the Certificate of Incorporation, dated May 25, 2005

3.4*           Amendment to the Certificate of Incorporation, dated June 2, 2005


4.1(2)         2005 Stock Option Plan.

4.2(3)         Specimen Stock Certificate.

5.1(3)         Opinion of McCarter & English, LLP.

10.01(3) Employment Agreement, dated October 11, 2004 between the Registrant and Wayne A. Schellhammer.

10.02(3) Employment Agreement, dated May 1, 2005, between the Registrant and David Boone.

10.03(2) Commercial Lease, dated July 1, 1998, between Today Tristar, L.P. and American CareSource Corporation, as amended.

10.04(2) Lease, dated July 1, 2002, between Madison Square Park, LLC and American CareSource Corporation.

10.05(2) Credit Agreement, dated December 1, 2004, between Well Fargo Bank, National Association and American Caresource Holdings, Inc.

10.06(2) Security Agreement, dated December 1, 2004, between Well Fargo Bank, National Association and American Caresource Holdings, Inc.

10.07(2) First Addendum to Credit Agreement dated February 2, 2005 between Well Fargo Bank, National Association and American Caresource Holdings, Inc.

10.08(3) Guaranty, dated February 2, 2005, by and among Wells Fargo Bank, National Association, American Caresource Holdings, Inc. and Derace L. Schaffer.

10.09(3) Guaranty, dated February 2, 2005, by and among Wells Fargo Bank, National Association, American Caresource Holdings, Inc. and John Pappajohn.

10.10(3) Stock Purchase Warrant, dated January 27, 2005, by and among American Caresource Holdings, Inc. and Derace L. Schaffer.

10.11(3) Stock Purchase Warrant, dated January 27, 2005, by and among American Caresource Holdings, Inc. and John Pappajohn.

10.12(3) Transitional Services Agreement, by and between Patient Infosytems, Inc. and American Caresource Holdings, Inc.


10.13* Second Addendum to Credit Agreement dated August 9, 2005 between Well Fargo Bank, National Association and American Caresource Holdings, Inc.


23.1(3)        Consent of McCarter & English, LLP (included in Exhibit 5.1)

23.2           Consent of McGladrey & Pullen LLP

24.1           Power of Attorney (included on signature page)

----------


      * To be filed by Amendment


      (1) Previously filed with the Securities and Exchange Commission as an Exhibit to the Form SB-2 filed on February 14, 2005 and incorporated herein by reference.

      (2) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 1 to the Form SB-2 filed May 13, 2005 and incorporated herein by reference.

      (3) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 2 to the Form SB-2 filed June 15, 2005 and incorporated herein by reference.

Item 28. Undertakings

            The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irving, State of Texas, on August 12, 2005.


                                        AMERICAN CARESOURCE HOLDINGS, INC.


                                        By: /s/ Wayne A. Shellhammer
                                            ------------------------------------
                                            Name:  Wayne A. Schellhammer
                                            Title: Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Wayne A. Schellhammer and David Boone and each of them above, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Signature                               Title                                          Date

*                                       Chairman of the Board and Director             August 12, 2005
------------------------------------
Derace Schaffer


/s/ Wayne Shellhammer                   Chief Executive Officer and Director           August 12, 2005
------------------------------------    (principal executive officer)
Wayne Schellhammer


/s/ David Boone                         Chief Financial Officer                        August 12, 2005
------------------------------------    (principal financial and accounting officer)
David Boone


*                                       Controller                                     August 12, 2005
------------------------------------
Steven M. Phillips


*                                       Director                                       August 12, 2005
------------------------------------
Kenneth George


*                                       Director                                       August 12, 2005
------------------------------------
John Pappajohn


*/s/ Wayne Schellhammer
------------------------------------
Wayne Schellhammer, attorney-in-fact


/s/ David Boone
------------------------------------
David Boone, attorney-in-fact